UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Linn Energy, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

LINN ENERGY, LLC

600 Travis, Suite 7000

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF UNITHOLDERS

To Be Held on June 19, 2007

Dear Unitholder:

You are cordially invited to attend the 2007 Annual Meeting of Unitholders (the “Annual Meeting”) of Linn Energy, LLC, a Delaware limited liability company (“Linn Energy”), which will be held on Tuesday, June 19, 2007, at 10:00 a.m., Eastern Standard Time, at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Blvd., Pittsburgh, Pennsylvania, 15231. The Annual Meeting will be held for the following purposes:

1.                           To elect five directors to Linn Energy’s Board of Directors to serve until the 2008 Annual Meeting of Unitholders;

2.                           To ratify the appointment of KPMG LLP as independent auditor of Linn Energy for the fiscal year ending December 31, 2007; and

3.                           To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the meeting.

Additional information regarding the Annual Meeting is set forth in the attached Proxy Statement.

Only unitholders of record at the close of business on April 24, 2007 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponement thereof. A list of our unitholders will be available for examination at the Annual Meeting and at Linn Energy’s Houston office at least ten days prior to the Annual Meeting.

By Order of the Board of Directors,

Charlene A. Ripley

Senior Vice President, General Counsel and

Corporate Secretary

Houston, Texas

April 27, 2007

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

PROXY STATEMENT

TABLE OF CONTENTS

PROXY STATEMENT
Proposals
Quorum Required
How to Vote
Outstanding Units Held on Record Date
PROPOSAL ONE — ELECTION OF DIRECTORS
Director Nominees
Required Vote
THE BOARD OF DIRECTORS AND ITS COMMITTEES
Director Independence
Corporate Governance
Communications to Our Board of Directors
Meetings of Our Board of Directors; Executive Sessions
Committees of Our Board of Directors
Compensation Committee Interlocks and Insider Participation
Director Compensation
Report of the Audit Committee
PROPOSAL TWO: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
Audit Fees
Audit-Related Fees
Tax Fees
Audit Committee Approval of Audit and Non-Audit Services
Required Vote
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Compensation Committee
The Compensation-Setting Process
Our Executive Compensation Program
2006 Executive Compensation Components
Tax and Accounting Implications
COMPENSATION COMMITTEE REPORT
2006 SUMMARY COMPENSATION TABLE
Narrative Disclosure to the 2006 Summary Compensation Table
2006 GRANTS OF PLAN BASED AWARDS
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006
2006 OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NON-QUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Payments Made Upon Termination
Payments Made Upon Termination Without Cause or for Good Reason
Payments Made Upon Death or Disability
Payments Made Upon a Termination Following a Change of Control
Excise Taxes
Non-Competition Provisions
Quantification of Payments
DIRECTOR COMPENSATION
2006 Director Summary Compensation Table
SECURITY OWNERSHIP
Security Ownership of Directors and Executive Officers
Securities Authorized for Issuance Under Equity Compensation Plans
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
UNITHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Proposals for 2008 Annual Meeting
Nominations for 2008 Annual Meeting and for Any Special Meeting
Recommendation of Director Candidates to the Nominating and Governance Committee
SOLICITATION AND MAILING OF PROXIES
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
OTHER MATTERS FOR 2007 ANNUAL MEETING

LINN ENERGY, LLC

600 Travis, Suite 7000

Houston, Texas 77002

PROXY STATEMENT

Annual Meeting of Unitholders

To Be Held on Tuesday, June 19, 2007

This Proxy Statement, which was first mailed to our unitholders on April 27, 2007, is being furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of Linn Energy, LLC, (the “Board”) for use at our 2007 Annual Meeting of Unitholders (the “Annual Meeting”) or at any adjournments or postponements thereof. The Annual Meeting will be held on Tuesday, June 19, 2007, at 10:00 a.m., Eastern Standard Time, at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Blvd., Pittsburgh, Pennsylvania 15231. Only holders of record of units at the close of business on April 24, 2007 (the “Record Date”) were entitled to notice of, and are entitled to vote at, the Annual Meeting and any adjournments or postponements thereof, unless such adjournment or postponement is for more than 30 days, in which event we will set a new record date. Unless the context requires otherwise, the terms “our,” “we,” “us” and similar terms refer to Linn Energy, LLC, together with its consolidated subsidiaries.

Proposals

At our 2007 Annual Meeting of Unitholders, we are asking our unitholders to consider and act upon proposals to: (1) elect five directors to serve until our 2008 Annual Meeting and (2) ratify the appointment of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2007.

Quorum Required

The presence, in person or by proxy, of the holders as of the Record Date of a majority of our outstanding units is necessary to constitute a quorum for purposes of voting on the proposals at the Annual Meeting. Withheld votes will count as present for purposes of establishing a quorum on the proposals.

How to Vote

You may vote in person at the Annual Meeting or by proxy. Even if you plan to attend the Annual Meeting, we encourage you to complete, sign and return your proxy card in advance of the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, please note that if your units are held in “street name” (in the name of a broker or by a bank or other nominee), you are considered the beneficial owner of these units and proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to these units, the unitholder of record. As the beneficial owner, you have the right to direct your broker how to vote; however, since you are not the unitholder of record, you may not vote these units in person at the Annual Meeting unless you obtain from your brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units. Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy before it is voted at the Annual Meeting as follows: (i) by delivering, before or at the Annual Meeting, a new proxy with a later date; (ii) by delivering, on or before the business day prior to the Annual Meeting, a notice of revocation to our Secretary at the address set forth in the notice of the Annual Meeting; (iii) by attending the Annual Meeting in person and voting, although your attendance at the Annual Meeting, without actually voting, will not by itself revoke a previously granted proxy; or (iv) if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

Outstanding Units Held on Record Date

As of the Record Date, there were 57,798,965 outstanding units entitled to vote at the Annual Meeting.

PROPOSAL ONE — ELECTION OF DIRECTORS

Members of our Board of Directors are elected each year at the annual meeting of unitholders. All five of our current Board members have been nominated to stand for re-election at the Annual Meeting. We encourage our director nominees to attend our annual meetings to provide an opportunity for unitholders to communicate directly with directors about issues affecting our company. We anticipate that all director nominees will attend the Annual Meeting.

At the Annual Meeting, our unitholders will consider and act upon a proposal to elect five directors to our Board of Directors to serve until the 2008 Annual Meeting of Unitholders. Each of the nominees has consented to serve as a director if so elected. Each nominee who is elected to our Board of Directors will serve in such capacity until his term expires or his successor has been duly elected and qualified or until such director dies, resigns or is removed. The persons named as proxies in the accompanying proxy card, who have been designated by our Board of Directors, intend to vote FOR the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If these nominees become unable for any reason to stand for election as a director, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as our Board of Directors may recommend and propose to replace such nominee or nominees.

Information concerning the five director nominees is set forth below.

Director Nominees

Name	Age	Position with Our Company	Director Since
Michael C. Linn	55	Chairman of the Board, President and Chief Executive Officer	2006
George A. Alcorn	73	Independent Director	2006
Terrence S. Jacobs	62	Independent Director	2006
Jeffrey C. Swoveland	50	Independent Director	2006
Alan L. Smith	44	Director	2006

Michael C. Linn is the Chairman, President and Chief Executive Officer of Linn Energy and has served in the capacity of President and Chief Executive Officer since March 2003, and as Chairman of the Board of Directors since June 2006. From April 1991 to March 2003, Mr. Linn was President of Allegheny Interests, Inc., a private natural gas and oil investment company. From 1980 to 1999, Mr. Linn served as General Counsel (1980-1982), Vice President (1982-1987), President (1987-1990) and CEO (1990-1999) of Meridian Exploration, a private Appalachian Basin natural gas and oil company which was sold to Columbia Natural Gas Company in 1999. Both Allegheny Interests and Meridian Exploration were wholly-owned by Mr. Linn and his family. Mr. Linn is a member of the Independent Petroleum Association of America (“IPAA”), the largest national trade association of independent natural gas and oil producers. The members of the IPAA elected Mr. Linn to be the Chairman for the 2005 to 2007 term. He currently serves as a member of the Natural Gas Council and the National Petroleum Council and sits on the board of the Natural Gas Supply Association.

George A. Alcorn was appointed to our Board of Directors of Linn Energy in January 2006.  Mr. Alcorn is an independent director and serves as Chairman of our Nominating and Governance Committee.  Mr. Alcorn has served as President of Alcorn Exploration, Inc., a private exploration and production company, since 1982.  Mr. Alcorn is also a member of the board of directors of EOG Resources, Inc.  He is a past chairman of the Independent Petroleum Association of America and a founding member and past chairman of the Natural Gas Council.

Terrence S. Jacobs was appointed to the Board of Directors of Linn Energy in January 2006.  Mr. Jacobs is an independent director and serves as Chairman of our Audit Committee.  Mr. Jacobs has served as President of Penneco Oil Company, which provides ongoing leasing, marketing, exploration and drilling operations for natural gas and crude oil in Western Pennsylvania and West Virginia, since 1995.  Mr. Jacobs currently serves on the boards of directors of Penneco Oil Company and affiliates, Rockwood Casualty Insurance Company, Somerset Casualty Insurance Company and First Commonwealth Bank.  Mr. Jacobs served as President of the Independent Oil and Gas Association of Pennsylvania from 1999 to 2001 and from 2003 to 2005 and has served as a director of the

Independent Petroleum Association of America for the states of Delaware, Maryland, Pennsylvania and New York — West since 2000.  Mr. Jacobs is a Certified Public Accountant in Pennsylvania.

Jeffrey C. Swoveland was appointed to our Board of Directors of Linn Energy in January 2006.  Mr. Swoveland is an independent director and serves as Chairman of the Compensation Committee.  Mr. Swoveland has served as Chief Financial Officer of Body Media, a life-science company specializing in the design and development of wearable body monitoring products and services, since September 2000.  Mr. Swoveland served as Vice President — Finance and Treasurer of Equitable Resources, Inc., a diversified natural gas company, from July 1999 to September 2000.  He served as Interim Chief Financial Officer of Equitable Resources, Inc. from October 1997 to July 1999. Mr. Swoveland currently serves as a member of the board of directors of Petroleum Development Corporation.

Alan L. Smith was appointed to the Board of Directors of Linn Energy in June 2006.  Mr. Smith is a Managing Partner of Quantum Energy Partners, a private equity fund specializing in the energy industry and an affiliate of Linn Energy, LLC.  His primary duties include investment sourcing, technical analysis, and operational and other due diligence of Quantum’s potential and existing portfolio companies and portfolio company monitoring.  He is conversant in petroleum engineering and operations.  He currently serves as Director/Manager of several Quantum Energy Partners portfolio companies.

Required Vote

Our limited liability company agreement provides for “plurality voting” in the election of directors, and directors will be elected by a plurality of the votes cast for a particular position.  Each outstanding unit shall be entitled to one vote on all matters submitted to members for approval and in the election of directors.

With respect to the Annual Meeting, we have five nominees and five available board seats. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. The five nominees receiving the most votes cast at the Annual Meeting will be elected to our Board of Directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE NOMINEES FOR DIRECTOR.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

The Nominating and Governance Committee of our Board of Directors reviews director independence on an annual basis and makes a threshold determination as to the status of each director’s independence. After this initial determination is made, the Nominating and Governance Committee makes a recommendation to the full Board of Directors, who then ultimately determine director independence. This subjective determination is made by considering all direct or indirect business relationships between each director (including his or her immediate family) and our company, as well as relationships with charitable organizations. The full Board of Directors, upon recommendation by the Nominating and Governance Committee, has determined that Messrs. Alcorn, Jacobs and Swoveland qualify as “independent” in accordance with the published listing requirements of The NASDAQ Global Market (“NASDAQ”). The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of our company and has not engaged in various types of business dealings with our company. In addition, as further required by the NASDAQ rules, the Nominating and Governance Committee has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Nominating and Governance Committee, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. Mr. Linn is not independent by virtue of his role as Chief Executive Officer of our company.  Mr. Smith is not independent because he is a principal of and has been designated to our Board of Directors by Quantum Energy Partners, an affiliate of our company that beneficially owns more than 17.6% of our outstanding units.

During the Board of Director’s most recent review of independence, the following relationships were considered:

•                  Mr. Alcorn serves as President of Alcorn Exploration, LLC, a private exploration and production company. Mr. Alcorn is also a member of the board of directors of EOG Resources, LLC.

•                  Mr. Jacobs has served as President of Penneco Oil Company, which provides ongoing leasing, marketing, exploration and drilling operations for natural gas and crude oil in Western Pennsylvania and West Virginia. During 2006, we paid gas gathering fees and fuel reimbursements totaling $67,707 to Penneco Oil Company related to compression and gas transportation services through an interconnecting pipeline owned by Penneco.  Future estimated transportation charges are estimated to be less than $30,000 annually.

•                  Mr. Swoveland serves as Chief Financial Officer of Body Media, a life-science company specializing in the design and development of wearable body monitoring products and services, since September 2000. Mr. Swoveland also currently serves as a member of the board of directors of Petroleum Development Corporation.

After consideration, our Board of Directors has determined that these relationships would not interfere with Messrs. Alcorn, Jacobs or Swoveland’s independent judgment as Linn Energy, LLC Board members.

In addition, the members of the Audit Committee of our Board of Directors each qualify as “independent” under special standards established by the Securities and Exchange Commission (“SEC”) for members of audit committees, and the Audit Committee includes at least one member who is determined by our Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent” director. Mr. Jacobs is the independent director who has been determined to be an audit committee financial expert. Unitholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Jacobs’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Jacobs any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Corporate Governance

Our Board of Directors has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibility to provide effective governance over our affairs for the benefit of our unitholders. In addition, we have adopted a Code of Business Conduct and Ethics, which sets forth legal and ethical standards of conduct for all our employees and other personnel. We also have adopted a code of ethics as defined in Item 406 of Regulation S-K, which applies to our Chief Executive Officer and Senior Financial Officers. If any substantive amendments are made to this Code of Ethics for Chief Executive Officer and Senior Financial Officers or if we grant any waiver, including any implicit waiver, from a provision of the code, we will disclose the nature of such amendment or waiver within four business days on our internet website at www.linnenergy.com. All of these documents are available on our website and will be provided free of charge to any unitholder requesting a copy by writing to our Corporate Secretary, Linn Energy, LLC, 600 Travis, Suite 7000, Houston, Texas 77002. The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

Communications to Our Board of Directors

Our Board of Directors is receptive to direct communication with unitholders and recommends that unitholders initiate any communications with our Board in writing and send them to our Board of Directors c/o Charlene A. Ripley, Senior Vice President, General Counsel and Corporate Secretary, Linn Energy, LLC, 600 Travis, Suite 7000, Houston, Texas 77002. All such communications will be forwarded to the appropriate directors. This centralized process will assist our Board of Directors in reviewing and responding to unitholder communications in an appropriate manner. The name of any specific Board recipient should be noted in the communication. Communications to our Board of Directors must include the number of units owned by the unitholder as well as the unitholder’s name, address, telephone number and email address, if any.

Meetings of Our Board of Directors; Executive Sessions

Our Board of Directors holds regular and special meetings from time to time as may be necessary. Regular meetings may be held without notice on dates set by our Board of Directors from time to time. Special meetings of our Board of Directors may be called with reasonable notice to each member upon request of the Chairman of the Board of Directors or upon the written request of any three Board members. A quorum for a regular or special Meeting will exist when a majority of the members are participating in the meeting either in person or by conference telephone. Any action required or permitted to be taken at a Board meeting may be taken without a meeting, without prior notice and without a vote if all of the members sign a written consent authorizing the action.

During the period from January 12 through December 31, 2006, our Board of Directors held 4 regular and  15 special meetings. The standing Committees of our Board of Directors held an aggregate of 28 meetings during this period. The average attendance at the Board of Directors and committee meetings was 95.7%. Each director attended at least 75% of the aggregate number of meetings of the Board and Committees on which he served.

The Corporate Governance Guidelines adopted by our Board of Directors provide that the independent directors will meet in executive session at least quarterly, or more frequently if necessary. The Chairman of our Nominating and Governance Committee will chair the executive sessions of the independent directors.

Committees of Our Board of Directors

Our Board of Directors currently has, and appoints the members of, standing Audit, Compensation, and Nominating and Governance Committees. Each member of these Committees is an independent director in accordance with the NASDAQ listing standards described above and applicable SEC rules. Our Board of Directors has adopted a written charter for each of these Committees, which sets forth each Committee’s purposes, responsibilities and authority. Each Committee reviews and assesses on an annual basis the adequacy of its charter and recommends any proposed modifications to our Board of Directors for its approval. These committee charters are available on our website at www.linnenergy.com. You may also contact Charlene A. Ripley, our Senior Vice President, General Counsel and Corporate Secretary at Linn Energy, LLC, 600 Travis, Suite 7000, Houston, Texas 77002, to request paper copies free of charge. The following is a brief description of the functions and operations of the standing Committees of our Board of Directors.

Audit Committee.  The Audit Committee assists our Board of Directors in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditor. During the period from January 12 through December 31, 2006, the Audit Committee held 15 meetings. The Audit Committee is currently comprised of three directors: Mr. Jacobs (Chairman), Mr. Alcorn and Mr. Swoveland. Each member of the Audit Committee is “independent” as defined by the NASDAQ listing standards and applicable SEC rules. Mr. Jacobs has been designated the “audit committee financial expert” as prescribed by the SEC.

The report of our Audit Committee appears under the heading “Report of the Audit Committee” below.

Currently, our Audit Committee also reviews specific matters that our Board of Directors believes may involve conflicts of interest. The Audit Committee determines if the resolution of the conflict of interest is fair and reasonable to our company.  During 2006, our then existing Conflicts Committee held 2 meetings to consider related party transactions.  Our limited liability company agreement provides that members of the committee may not be officers or employees of our company or directors, officers or employees of any of our affiliates and must meet the independence standards for service on an audit committee of a board of directors as established by The NASDAQ Global Marketplace and SEC rules. Any conflict of interest matters approved by the Audit Committee will be conclusively deemed to be fair and reasonable to our company and approved by all of our Unitholders.

Compensation Committee.  The Compensation Committee’s primary responsibilities are to (i) approve the compensation arrangements for senior management of our company and for our Board members, including establishment of salaries and bonuses and other compensation for executive officers of our company, (ii) to approve any compensation plans in which officers and directors of our company are eligible to participate and to administer such plans, including the granting of equity awards or other benefits under any such plans and (iii) to review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement. The Compensation Committee also oversees the preparation of a report on executive compensation for inclusion in the annual proxy statement.

During the period from January 12 to December 31, 2006, the Compensation Committee held 8 meetings. The Compensation Committee is currently comprised of three directors: Mr. Swoveland (Chairman), Mr. Alcorn and Mr. Jacobs. Each of the Compensation Committee members is “independent” as defined by the NASDAQ listing standards. All Compensation Committee members are also “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

The report of our Compensation Committee appears under the heading “Report of the Compensation Committee” below.

Nominating and Governance Committee.  The Nominating and Governance Committee’s primary responsibilities are (i) to recruit and recommend candidates for election to our Board of Directors and for committee appointments, (ii) to review the qualifications of candidates for newly-created or vacant offices of our company and recommend officer nominees for such positions to our Board of Directors, (iii) to develop and recommend corporate governance guidelines to our Board of Directors, and to assist our Board of Directors in implementing such guidelines, (iv) to lead our Board of Directors in its annual review of the performance of the Board of Directors and its Committees and (v) to develop and monitor our succession plan. Although the Nominating and Governance Committee has no set of specific minimum qualifications for director nominees, the Committee will evaluate each nominee based upon a consideration of a nominee’s qualification as independent and consideration of diversity, age, skills and experience in the context of the needs of the Board of Directors as described in our Corporate Governance Guidelines. The Nominating and Governance Committee may rely on various sources to identify director nominees. These include input from directors, management, professional search firms and others that the Committee feels are reliable.

The Nominating and Governance Committee will consider director candidate suggestions made by unitholders in the same manner as other candidates. Any such nominations, together with appropriate biographical information, should be submitted to the Chairman of the Nominating and Governance Committee, c/o Charlene A. Ripley, Senior Vice President, General Counsel and Corporate Secretary, Linn Energy, LLC, 600 Travis, Suite 7000, Houston, Texas 77002. For other procedures that must be followed in order for the Committee to consider recommendations from unitholders, please read “Unitholder Proposals and Director Nominations — Recommendation of Director Candidates to the Nominating and Governance Committee.” During the period from January 12 through December 31, 2006, the Nominating and Governance Committee held 3 meetings. The Nominating and Governance Committee is currently comprised of three directors: Mr. Alcorn (Chairman), Mr. Jacobs and Mr. Swoveland. Each member of the Nominating and Governance Committee is “independent” as defined by the NASDAQ listing standards.

Compensation Committee Interlocks and Insider Participation

Messrs. Swoveland, Alcorn and Jacobs currently serve as members of the Compensation Committee and each are “independent” directors as defined by the NASDAQ listing standards. No member of the Compensation Committee has any relationship with our company that is required to be disclosed in any of the reports that we file with the SEC other than service on our Board of Directors. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Compensation

Annual Retainer and Fees.  Each independent director (as determined by our Board of Directors pursuant to applicable NASDAQ listing standards) serving on our Board of Directors receives an annual cash retainer of $25,000. Additionally, each independent director serving on our Audit Committee receives cash compensation of $25,000.  The chairmen of our Audit, Compensation and Nominating and Governance Committees receive an additional $2,000.

Prior to our initial public offering in January 2006, there were no compensation arrangements in effect for service as a director of our company.

Unit Option Awards.  In connection with his or her initial appointment or election to our Board of Directors, each independent director is entitled to receive an option to acquire 10,000 units of the Company under the Company’s Long-Term Incentive Plan (“LTIP”) at an exercise price equal to the fair market value of the units on the grant date, vesting immediately.  Upon any subsequent re-election to our Board of Directors, each independent director is entitled to receive an option to acquire 10,000 units of our company under the our LTIP at an exercise price equal to the fair market value of the units on the grant date, vesting over 3 years from the grant date in annual 1/3 increments, with certain exceptions.

Phantom Unit Grant.  During 2006, the Compensation Committee approved an award of 3,000 phantom units to each of the Company’s independent directors.  The phantom units were granted under the Company’s LTIP.  Under the terms of the phantom unit grant agreement, the forfeiture restrictions on the phantom units lapse on the first anniversary of the grant date, provided that such director continues to serve on our Board on such date, or such director stood for re-election to our Board but was not elected. Additionally, if a director’s service on the Board is terminated for cause at anytime after the grant date and regardless of whether the restricted period has terminated, then all phantom units awarded under the grant agreement shall be forfeited.

Director Compensation Table.  The following table summarizes the compensation we paid to our independent directors for the fiscal year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash ($)	Unit Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Michael C. Linn (1)	$—	—	—	—	—
George A. Alcorn (1)	$52,000	$29,588	$25,200	$2,490	$109,278
Terrence S. Jacobs	$54,000	$29,588	$25,200	$2,490	$111,278
Jeffrey C. Swoveland	$52,000	$29,588	$25,200	$2,490	$109,278
Alan L. Smith	$—	—	—	—	—

(1)          Messrs. Michael C. Linn, our Chairman, President and Chief Executive Officer, and Alan L. Smith, a director, are not included in this table as they are not independent directors and thus receive no compensation for their services as directors.  Mr. Linn is an employee of our company; his compensation is shown in the Summary Compensation Table on page 22.  Mr. Smith earns his compensation from Quantum Energy Partners, an affiliate of our company.

(2)          Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) and include amounts from awards granted in 2006. There were no awards made in prior years.  As of December 31, 2006, each Director has the 3,000 aggregate number of phantom units, which vest upon completion of their service as a Director.   In addition, each Director has an option grant for 10,000 shares, which vests on August 3, 2007.

(3)          Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 for dividends paid on the phantom units reported in column (c).

Report of the Audit Committee

The Audit Committee oversees the financial reporting process of Linn Energy, LLC on behalf of its Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control.

With respect to the financial statements for the year ended December 31, 2006, the Audit Committee reviewed and discussed the financial statements of Linn Energy, LLC and the quality of financial reporting with management and the independent auditor. It also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and received from the independent auditor the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented and as adopted by the Public

Company Accounting Oversight Board in Rule 3600T. Additionally, the Audit Committee has discussed with the independent auditor the independent auditor’s independence with respect to Linn Energy, LLC. The Audit Committee determined that the non-audit services provided to Linn Energy, LLC by the independent auditor (discussed below under “Proposal Two: Ratification of Independent Public Accountants”) are compatible with maintaining the independence of the independent auditor.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors that the financial statements of Linn Energy, LLC be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Submitted By:

Audit Committee

Terrence S. Jacobs, Chair

George A. Alcorn

Jeffrey C. Swoveland

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected KPMG LLP to continue as our independent public accountants for 2007. KPMG LLP has served as Linn Energy, LLC’s independent auditor since 2005. The Audit Committee has determined to submit KPMG LLP’s selection to unitholders for ratification. Unitholder ratification of the selection of KPMG LLP as our independent public accountants is not required by our limited liability company agreement or otherwise. We are submitting the selection of KPMG LLP to unitholders for ratification as a matter of good corporate practice. If this selection of auditor is not ratified by a majority of the outstanding units present in person or by proxy and entitled to vote at the Annual Meeting, the Audit Committee will reconsider its selection of auditor. We are advised that no member of KPMG LLP has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of KPMG LLP will attend the Annual Meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

Audit Fees

The fees for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements for each of the fiscal years ended December 31, 2005 and 2006 and the reviews of the financial statements included in any of our Quarterly Reports on Forms 10-Q for each of those fiscal years were approximately $1,188,000 and $1,863,000, respectively.

Audit-Related Fees

KPMG LLP also received fees for services that are normally provided by KPMG LLP in connection with acquisition audits and the related regulatory filings. These fees totaled approximately $554,000 and $237,000 for the years ended December 31, 2005 and 2006, respectively.

Tax Fees

We incurred no fees in the fiscal years ended December 31, 2005 and 2006 for tax-related services provided by KPMG LLP.

Audit Committee Approval of Audit and Non-Audit Services

In December 2006, the Audit Committee adopted a Pre-Approval of Audit and Non-Audit Services Policy, which requires specific pre-approval by the Audit Committee of audit and certain permissible non-audit services performed by the independent auditor, unless the type of service is reflected in the pre-approval policy. The pre-approval policy provides specific pre-approval for (i) certain categories of audit services, including audits of our subsidiaries and services associated with SEC filings, (ii) audit-related services, including transaction integration assistance and attestation services required by statute or regulation, (iii) tax-related services and (iv) services relating to business acquisitions or dispositions.

Management is required to report to the Audit Committee its engagement of the independent auditor to perform any of the services specifically pre-approved in the policy and does so on a quarterly basis. The engagement terms and fees related to our annual audit remain subject to the specific approval of the Audit Committee. Additionally, the pre-approval policy specifically prohibits certain non-audit services, including bookkeeping, appraisal or valuation services, and legal services. None of the services covered under the captions “Audit-Related Fees” or “Tax Fees” were provided under the de minimis exception to audit committee approval of 17 CFR 210.2-01(c)(7)(i)(C).

Required Vote

Under our limited liability company agreement, unitholder ratification of KPMG LLP as our independent public accountants for 2007 is not required.  However, in the event we elect to submit such ratification for unitholder approval, as we have done here, this approval requires the affirmative vote of the holders of a majority of our outstanding units present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business and will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR 2007.

In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our company and our unitholders.

EXECUTIVE OFFICERS

Certain information concerning Linn Energy, LLC’s executive officers as of the date of this Proxy Statement is set forth below.

Name	Age	Position with Our Company	Director Since
Michael C. Linn	55	Chairman, President and Chief Executive Officer	2006
Kolja Rockov	36	Executive Vice President and Chief Financial Officer
Mark E. Ellis	50	Executive Vice President and Chief Operating Officer
Lisa D. Anderson	45	Senior Vice President and Chief Accounting Officer
Charlene A. Ripley(1)	43	Senior Vice President, General Counsel and Corporate Secretary
Thomas A. Lopus	48	Senior Vice President — Eastern Operations
Arden Walker	47	Senior Vice President — Western Operations and Chief Engineer
Roland “Chip” P. Keddie	54	Senior Vice President — Administration

(1)          Ms. Ripley was appointed Senior Vice President, General Counsel and Corporate Secretary of our company effective April 11, 2007.

Michael C. Linn is the Chairman, President and Chief Executive Officer of the Company and has served in such capacity since March 2003.  Also, since June 2006 Mr. Linn has served as Chairman of the Board of Directors.  From April 1991 to March 2003, Mr. Linn was President of Allegheny Interests, Inc., a private natural gas and oil investment company. From 1980 to 1999, Mr. Linn served as General Counsel (1980-1982), Vice President (1982-1987), President (1987-1990) and CEO (1990-1999) of Meridian Exploration, a private Appalachian Basin natural gas and oil company which was sold to Columbia Natural Gas Company in 1999. Both Allegheny Interests and Meridian Exploration were wholly-owned by Mr. Linn and his family. Mr. Linn is a member of the Independent Petroleum Association of America (“IPAA”), the largest national trade association of independent natural gas and oil producers. The members of the IPAA elected Mr. Linn to be the Chairman for the 2005 to 2007 term. He currently serves as a member of the Natural Gas Council and the National Petroleum Council and sits on the board of the Natural Gas Supply Association.

Kolja Rockov is the Executive Vice President and Chief Financial Officer of the Company. From October 2004 until he joined Linn Energy in March 2005, Mr. Rockov served as a Managing Director in the Energy Group at RBC Capital Markets, where he was primarily responsible for investment banking coverage of the U.S. exploration and production sector. From September 2000 until October 2004, Mr. Rockov was a Director at RBC Capital Markets. Prior to September 2000, Mr. Rockov held various senior positions with Dain Rauscher Wessels and Rauscher Pierce Refsnes, Inc., predecessors of RBC Capital Markets.

Mark E. Ellis is the Executive Vice President and Chief Operating Officer of the Company.  Mr. Ellis has over 25 years of experience in the oil and gas industry, most recently serving as President, Lower 48 for ConocoPhillips. Prior to joining ConocoPhillips, Mr. Ellis served as Senior Vice President of North American Production for Burlington Resources. In 2000, he was named President of Burlington Resources Canada Ltd. in Calgary. Mr. Ellis joined Burlington Resources in 1985 and also held the positions of Vice President of the San Juan Division, Vice President and Chief Engineer and Manager of Acquisitions. He began his career at Superior Oil, where he served in several engineering positions in the Onshore and Offshore divisions.  Mr. Ellis is a member of the Society of Petroleum Engineers and a past board member of the New Mexico Oil & Gas Association, the Board of Governors of the Canadian Association of Petroleum Producers and served on the Foundation Board of the Alberta Children’s Hospital. Mr. Ellis currently serves on the Board of The Center for Hearing and Speech in Houston, Industry Board of Petroleum Engineering at Texas A&M University and the Visiting Committee of Petroleum Engineering at the Colorado School of Mines.

Lisa D. Anderson is the Senior Vice President and Chief Accounting Officer of the Company.  Ms. Anderson oversees the Company’s accounting, financial reporting and internal control functions. Her career spans over 20 years of financial accounting and consulting experience and includes previous leadership positions with international risk consulting firms and as an audit partner with a major international accounting firm, where she specialized in the natural gas and oil industry.  Before joining the Company in July 2006, she was the Managing Director leading the Financial Reporting Risk Services practice for Protiviti.  From January 2002 to August 2005, she served as a Managing Director with Jefferson Wells, and prior to 2002, she was an Assurance Partner with KPMG LLP.  Ms. Anderson is a Certified Public Accountant and a Certified Internal Auditor. She is a member of the American Institute of Certified Public Accountants, Texas Society of CPAs and the Institute of Internal Auditors. In addition, she has served on the Presidential Advisory and the Educational Curriculum Committees of the Texas Society of Certified Public Accountants and has published articles related to financial reporting trends and value-added internal auditing.

Charlene A. Ripley is the Senior Vice President, General Counsel and Corporate Secretary of the Company, and has served in that position since April 2007. Prior to joining the Company, Ms. Ripley held the position of Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer at Anadarko Petroleum Corporation and served as Vice President, General Counsel and Corporate Secretary from 2004 until 2006, Vice President and General Counsel from 2003 to 2004 and Vice President, General Counsel and Secretary of Anadarko Canada Corporation and its predecessor companies since 1998.  She served as Senior Counsel for Norcen Energy Resources Limited since 1997.

Thomas A. Lopus is the Senior Vice President — Eastern Operations of the Company, and has served in that position since December 2006. Mr. Lopus joined the Company in April 2006 to oversee the drilling and production, engineering, land and geology operations.  From March 2005 to March 2006, Mr. Lopus served as President of PNG Inc., a petroleum engineering consulting business. From February 2002 until March 2005, Mr. Lopus was Senior Vice President — Operations of Equitable Resources, Inc.  From February 2000 until February 2002, Mr. Lopus was Vice President of WELLOGIX, an energy software firm based in Houston.  From September 1980 until February 2000, Mr. Lopus was employed in various engineering, supervisory and management roles including U.S. Operations Manager for TotalFINA and its predecessor entities.  Mr. Lopus is a registered petroleum engineer and currently serves on the Penn State University Industry Advisory Board for Petroleum and Natural Gas Engineering.  In addition, he has held a variety of elected and appointed positions with the Society of Petroleum Engineers, Independent Petroleum Association of America and the American Petroleum Institute.

Arden Walker is the Senior Vice President — Western Operations and Chief Engineer of the Company.  Mr. Walker joined the Company in February 2007 to oversee its Western operations, which includes California, Oklahoma and Texas.  In addition, Mr. Walker serves in the capacity of chief engineer for the Company and is responsible for the Company’s reserve review and booking processes.  From April 2006 until he joined the Company, Mr. Walker served as Asset Development Manager, San Juan Business Unit for ConocoPhillips Company.  Since June 2004, Mr. Walker served as General Manager, Asset Development in San Juan Division for Burlington Resources.  Mr. Walker began his career with El Paso Exploration Company in 1982 and has served in a broad range of engineering, business development and management positions with Burlington Resources since that time.  Mr. Walker is a member of the Society of Petroleum Engineers, Independent Petroleum Association of America, California Independent Petroleum Association, and has served on the Board for Farmington Boys and Girls Club since 2004.

Roland “Chip” P. Keddie is the Senior Vice President — Administration of the Company and has served in such capacity since April 2003. From January 2001 until April 2003, Mr. Keddie held the position of Project Landman with EOG Resources, Inc. and was responsible for various land services in the Appalachian Basin with a special emphasis on coalbed methane projects. Mr. Keddie formed Gateway Resources Management, LLC, a professional land services business, in October 1999 and was its sole member and President until January 2001. He currently serves as a board member of the Independent Oil and Gas Association of Pennsylvania and is a member of the American Association of Petroleum Landmen, the Independent Oil and Gas Association of New York, the Independent Oil and Gas Association of West Virginia and the Independent Petroleum Association of America.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We are developing a competitive total compensation package for our executive management team comprising a combination of base salary, short-term cash incentive compensation, long-term equity incentive compensation and broad-based benefits programs. This Compensation Discussion and Analysis addresses the following topics:

•                  the role of our Compensation Committee in establishing executive compensation;

•                  our process for setting executive compensation;

•                  our compensation philosophy and policies regarding executive compensation; and

•                  our compensation decisions for fiscal year 2006 and for the first quarter of fiscal year 2007 with respect to our named executive officers.

The Compensation Committee

The Compensation Committee of our Board, which was formed during 2006 in connection with the Company’s initial public offering, has overall responsibility for the approval, evaluation and oversight of all our compensation plans, policies and programs. The primary purpose of the Compensation Committee is to assist the Board in fulfilling its duties relating to compensation matters. The fundamental responsibilities of the Committee are (i) to establish our goals, objectives and policies relevant to the compensation of senior management, and evaluate performance in light of those goals to determine compensation levels, (ii) to approve and administer our incentive compensation plans, (iii) to set compensation levels and make awards under incentive compensation plans that are consistent with our compensation principles and the performance of our company and its senior management and employees, and (iv) prepare and review appropriate disclosures relating to compensation.   The Committee also has responsibility for evaluating and making a recommendation to our Board regarding compensation for service on our Board.

The Compensation-Setting Process

Compensation Committee Meetings.  Our Compensation Committee holds regular quarterly meetings each year, which coincide with our quarterly Board meetings and a special budget and planning meeting during December. It also holds additional meetings as required to carry out its duties. The Committee Chairman works with our Chief Executive Officer, our Chief Operating Officer and our General Counsel to establish each meeting agenda.

During the first quarter of 2007, the Committee has discussed the establishment of the following annual process for establishing executive compensation.  This process will commence in December 2007, and each year thereafter at the Committee’s December meeting where a determination will be made of base salaries for the succeeding calendar year. At the next regular first quarter meeting, the Committee will consider annual cash incentive awards for our executive officers under our Employee Incentive Compensation Plan, or EICP, equity awards, either in the form of restricted unit grants or unit option awards or both under the Company’s Long-Term Incentive Plan, or LTIP, for the previous year based upon the achievement of individual and corporate financial objectives.  Also, during that meeting, the Committee will approve qualitative as well as quantitative individual performance objectives under our EICP and recommend financial corporate objectives, consisting of at least three specific financial performance targets under this plan, for consideration by our Board at its regular first quarter meeting. The Committee will also evaluate the compensation paid to our independent directors at its regular first quarter meeting and, to the extent it deems appropriate, make recommendations for adjustments to the Board.

This compensation process was not yet established for our 2006 executive performance and compensation evaluation. Our initial public offering established a new cross-sector of oil and gas independent producers with a legal structure similar to a master limited partnership.  As such, the Committee required more time and information to fairly and objectively set financial targets and develop a comparable peer group. In December 2006 and the first quarter of 2007, we were recruiting and building our management team and, as a result, performance targets under the plans have not yet been finalized for 2007.  With the assistance of Towers Perrin (an independent compensation consultant) the Committee expects to finalize all 2007 financial corporate performance objectives and obtain Board approval no later than July 2007.

The Committee meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer. With respect to compensation for all other named executive officers, the Committee meets with our Chief Executive Officer outside the presence of all our other executive officers. When compensation decisions are not being considered, the Committee typically meets in the presence of our Chief Executive Officer, our Chief Financial Officer, Chief Operating Officer and our General Counsel. Depending upon the agenda for a particular meeting, the Committee may also invite other executives and a representative of Towers Perrin to participate in Committee meetings. The Committee also regularly meets in executive session without management. The Committee Chairman works with our Chief Executive Officer, our Chief Operating Officer, our General Counsel and Towers Perrin to assemble meeting materials, which are distributed to Committee members for review in advance of each meeting.

Role of Compensation Consultant.  The Compensation Committee Charter grants the Committee the sole and direct authority to retain and terminate compensation advisors and to approve their fees. All such advisors report directly to the Compensation Committee, and all assignments are directed by the Compensation Committee Chairman. Shortly after the Compensation Committee’s formation in connection with our initial public offering, the Compensation Committee engaged Towers Perrin, as the Committee’s independent compensation consultant, to assess the then-existing compensation of our executive officers.  This assessment includes a review of base salaries, bonus arrangements and long-term incentive compensation, and assisting the Committee in developing compensation principles and a compensation program for executive officers. Since its initial engagement, Towers Perrin continues to assist the Committee in assessing and determining competitive compensation packages for our executive officers.

In this capacity, Towers Perrin has, from time to time at the Committee’s request and under the direction of the Committee Chairman, assembled information regarding (i) compensation trends in the oil and gas industry and among master limited partnerships and (ii) relative compensation for similarly-situated executive officers of companies within these groups as well as of other companies with revenues, transactions or growth trends comparable to ours. In addition to published survey sources, Towers Perrin employs data compiled from the public filings of a peer group of various companies. In 2006, our compensation peer group included the following nine master limited partnerships: Plains All American Pipeline L.P., Crosstex Energy L.P., Energy Transfer Partners L.P., Magellan Midstream Partners L. P., Legacy Reserves L.P., Regency Energy Partners L.P., Copano Energy, L.L.C., Breitburn Energy Partners LP, and Constellation Energy Partners, LLC.  We selected these companies because they are publicly traded master limited partnerships of similar size, based on enterprise value.

We compete with companies that are independent, integrated oil and gas producers for senior management personnel and believe that compensation levels of executive officers in a broader combined peer group are relevant to our compensation decisions.  Accordingly, for 2007, Towers Perrin is reconstructing our peer group to include independent oil and gas producers.  The companies being considered for inclusion in our 2007 peer group include Cabot Oil & Gas Corp., Cimarex Energy Co., Quicksilver Resources, Inc., Forest Oil Corp., St. Mary Land & Exploration Co., EXCO Resources, Inc., Whiting Petroleum Corp., Comstock Resources, Inc., Encore Acquisition Co., and Penn Virginia Corp. We selected these companies because they are independent oil and gas producers of similar size, based on enterprise value.  Towers Perrin has also advised the Committee with respect to appropriate compensation for our independent Board members.

Role of Executive Officers.  Except with respect to his own compensation, our Chief Executive Officer, with advice from our other executive officers as appropriate, plays a significant role in the Compensation Committee’s establishment of compensation levels for our executive officers. The most significant aspects of his role in the process are:

•                  evaluating performance;

•                  recommending target awards, financial objectives and individual objectives under our EICP;

•                  recommending base salary levels, EICP awards and LTIP awards; and

•                  advising the Compensation Committee with respect to the achievement of the individual objective component of EICP awards.

Our Executive Compensation Program

Compensation Objectives.  Our executive compensation program is intended to align the interests of our management team with those of our unitholders by motivating our executive officers to achieve strong financial and operating results for our company, which we believe closely correlate to long-term unitholder value. This alignment of interests is primarily reflected through our executive officers’ participation in our EICP and LTIP. In addition, our program is designed to achieve the following objectives:

•                  attract and retain talented executive officers by providing reasonable total compensation levels competitive with that of executives holding comparable positions in similarly-situated organizations;

•                  provide total target compensation that is justified by individual performance;

•                  provide a performance-based compensation component that balances rewards for short-term and long-term results and is tied to both individual and company performance; and

•                  encourage the long-term commitment of our executive officers to us and to our unitholders’ long-term interests.

Compensation Strategy.  To accomplish our objectives, we seek to offer a total direct compensation program to our executive officers that, when valued in its entirety, serves to attract, motivate and retain executives with the character, experience and professional accomplishments required to grow and develop our company.

Our executive compensation program consists of three principal elements: (i) base salary, (ii) potential for annual cash incentive compensation awards under our EICP based upon the achievement of specific measures of company and individual performance goals, and (iii) opportunities to earn unit-based awards under our LTIP, which provide long-term incentives that are intended to encourage the achievement of superior results over time and to align the interests of executive officers with those of our unitholders.

We compete with many larger companies for senior management personnel. Because we have a limited operating history as a public company, we have tried to structure our compensation so as to reward our executives for the risk associated with an evolving business venture. As such, the Committee set 2006 compensation for executive officers at or above the 90th percentile of compensation paid to similarly situated executives of the companies comprising our 2006 compensation peer group. Variations to this objective occurred as dictated by the experience level and, or historical performance of the individual and market factors. These objectives recognize the Committee’s expectation that, over the long term, we will continue to generate unitholder returns in excess of the average of our peer group. As we build our target performance levels and refine our peer group in 2007, we are also assessing the percentile our executives should be compensated as compared to our new peer group.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, annually the Committee reviews information provided by its consultants to determine the appropriate level and mix of targeted incentive compensation. Actual income from such incentive compensation is realized as a result of our performance or the individual’s performance, depending on the type of award, compared to established goals. Consistent with fiscal 2006, the Committee plans to grant a majority of total compensation to our executive officers in the form of non-cash incentive compensation. We believe that if the overall value of our total direct compensation opportunities for executive officers is consistent with market practice, we will continue to attract qualified executives, retain them and motivate them to deliver growth in unit value for our unitholders.

To ensure that the total compensation package we offer our executive officers is competitive, Towers Perrin develops an assessment of market levels of compensation through an analysis of survey data and information disclosed in peer companies’ public filings. While the Committee relies on this data to assess the reasonableness of our executive officers’ total compensation, it also considers a number of other factors including:  (i) historical compensation levels, (ii) the specific role the executive plays within our company, (iii) the performance of the executive, and (iv) the relative compensation levels among our executive officers. The Committee’s allocation of total compensation between long-term compensation in the form of LTIP awards and currently paid out compensation in the form of base salary and EICP awards, is generally based upon an analysis of how our peer companies use long-term and short-term compensation to compensate their executive officers.

2006 Executive Compensation Components

As described above, we did not have a formalized program for determining executive compensation in 2006. In fact, all of our named executive officers received most of their compensation under written employment agreements that were negotiated in connection with their employment. In each of these instances, our Board, with respect to compensation decisions made prior to our initial public offering, and the Compensation Committee, with respect to compensation decisions made after our initial public offering, approved the employment agreement and the terms were negotiated at the time in light of specific circumstances.  For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were:

•                  Short-term compensation:

–      base salary

–      employee incentive compensation plan

–      distributions on restricted unit awards

•                  Long-term equity compensation:

–      restricted units

–      unit option grants

–      performance-based incentive unit option grants

•                  Retirement and other benefits.

Base Salary

We provide named executive officers and other employees with a base salary to provide them with a reasonable base level of monthly income relative to their role and responsibilities they perform during the fiscal year. Base salaries paid to our named executive officers in 2006 were generally established on the date of hire by negotiation with the individual officer and available market data.   During these negotiations with our Chief Executive Officer, it was agreed that his salary would be set at $1 so that substantially all of his compensation would be provided in equity and cash bonus awards.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.  During its review of base salaries for executives, the Committee primarily considers:

•                  market data provided by our outside consultants;

•                  internal review of the executive’s compensation, both individually and relative to other executive officers; and

•                  individual performance of the executive.

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of our executives are based on the Committee’s assessment of the individual’s performance.

For 2007, the base salaries of Messrs. Linn and Rockov were increased to $350,000 and $275,000, respectively.  In increasing these salaries, the Compensation Committee reviewed and analyzed the compensation of executives among our 2006 peer companies identified above.  Base salaries for our other named executive officers were left unchanged as those salaries were established during 2006.

Employee Incentive Compensation Program

Our EICP is an annual cash incentive program, which provides guidelines for the calculation of annual non-equity incentive based compensation, subject to Committee oversight and modification. We expect that future awards under our EICP will include various incentive levels based on the participant’s accountability and impact on our operations, with target award opportunities that are established as a percentage of base salary. These targets may range from 25% of base salary to 250% of base salary for our named executive officers.

For fiscal 2006, EICP awards were based upon achievement of overall corporate growth and unitholder return and the individual’s performance related to the achievement of our financial performance.   With respect to corporate growth in 2006, the Committee specifically considered factors including the completion of our initial public offering, the completion of five acquisitions of oil and gas properties, the company’s 145% increase in enterprise value as measured by change in our market capitalization from our initial public offering through December 31, 2006 and over 60% unitholder return.

Based on our achievements in 2006 and the Committee’s evaluation of the relative contributions of each of our named executive officers to our financial performance, the Committee approved the payment of cash bonuses such that each named executive officer’s 2006 total compensation would approximate the 90th percentile of similarly situated executives in our 2006 peer group.  Accordingly, the following cash bonus payments were paid in January 2007:

Name	2006 Cash Bonus Award (2)
Michael C. Linn	$1,000,000
Kolja Rockov	$900,000
Mark E. Ellis (1)	$—
Lisa D. Anderson	$125,000
Thomas Lopus	$125,000

(1)          Mr. Ellis joined us in December 2006 and was not eligible to participate in the EICP.  Awards made to our named executive officers for performance in 2006 are reflected in column (d) of the Summary Compensation Table, since specific performance targets were not established for 2006.

(2)          Awards made to our named executive officers for performance in 2006 are reflected in column (d) of the Summary Compensation Table, since specific performance targets were not established for 2006.  In the future, we expect EICP awards to be reflected in column (g).

Although not firmly established for 2007, the Committee is in the process of establishing minimum, target and maximum levels for each component of the financial objective portion of the EICP. Payments of awards under the EICP will be based upon the achievement of both financial and non-financial objectives for the current year. In 2007, we will present for consideration and approval by our Board the 2007 financial performance targets. Named executive officers participating in the EICP are eligible to receive:

•                  a payment of at least 25% and up to 50% of the target award opportunity for the financial objective portion of the EICP award if we achieve or exceed the minimum performance level but do not achieve the target performance level;

•                  a payment of at least 50% and up to 100% of the target award opportunity for the financial objective portion of the EICP award if we achieve or exceed the target performance level but do not attain the maximum performance level;

•                  a payment up to 250% of the target award opportunity for the financial objective portion of the EICP award if we achieve or exceed the maximum performance level; and

•                  no payment for the financial objective portion of the EICP award unless we achieve the minimum performance level (as computed for the total financial objective portion).

Upon completion of the fiscal year, the Committee will assess our performance for each corporate financial objective of the EICP comparing the actual fiscal year results to the pre-determined minimum, target and maximum levels for each objective and an overall percentage amount for the corporate financial objectives is calculated.

In making the annual determination of the minimum, target and maximum levels, the Committee may consider the specific circumstances facing our company during the coming year. Unitholder return metrics are set in alignment with our strategic plan and expectations regarding our performance.

Quarterly Cash Distributions on Unvested Restricted Unit Awards

Participants, including named executive officers, who receive restricted unit grants under the LTIP receive distributions paid on the units awarded, with the units being retained in our custody and subject to restrictions on sale or transfer until after termination of employment. Alternatively, participants may elect to defer all or any portion of this benefit in the form of units with restricted transferability. Each of our named executive officers for the fiscal year ended December 31, 2006, received the following distributions on their restricted units in 2006:

Name	2006 Distributions Paid
Michael C. Linn (1)	$—
Kolja Rockov	$263,012
Mark E. Ellis (2)	$—
Lisa D. Anderson	$41,500
Thomas Lopus	$16,600

(1)          Mr. Linn held no restricted unit grants deemed to be issued and outstanding during 2006.  His grant of 625,781 units became issuable and outstanding on January 20, 2007.

(2)          Mr. Ellis joined our company in December 2006 and, as a result, he did not receive any distributions on his restricted units in 2006.

Long-Term Incentive Compensation

Our LTIP encourages participants to focus on our long-term performance and provides an opportunity for executive officers and other employees to increase their stake in our company through grants of our units based on a three-year performance period. Long-term incentive awards benefit us by:

•                  enhancing the link between the creation of unitholder value and long-term executive incentive compensation;

•                  providing an opportunity for increased equity ownership by executives; and

•                  maintaining competitive levels of total compensation.

Certain equity awards granted to our named executive officers during 2006 were granted in accordance with the terms of their employment agreements.  Please read “Narrative Disclosure to the 2006 Summary Compensation Table.”  Our December 2006 LTIP awards were granted based on our performance as described above in “—Employee Incentive Compensation Program.”  In determining the size of the December equity grants, our Committee approved each award so that each named executive officer’s 2006 total compensation would approximate the 90th percentile of similarly situated executives in our 2006 peer group.

Our Committee is considering a policy of allocating long-term incentives to our named executive officers in a ratio of 20% in unit options and 80% in restricted unit grants.  Restricted units provide some immediate value to an employee during periods of stock price volatility, whereas unit options may have limited perceived value and may do little to retain and motivate employees when the current value of our units is less than the unit price.  By using a mix of unit options and restricted unit grants, the Company is able to compensate executives for current and sustained increases in our unit performance, as well as provide long-term growth in excess of its peer group for the relevant cycle.

Restricted Unit Awards

We provide restricted unit awards to certain employees , including our named executive officers, whose annual equity incentive compensation represents a significant portion of their total annual compensation. Generally, restricted units vest over three years, and may contain such terms as the Committee shall determine, including the period over which restricted units and distributions related to such units will vest. We intend the restricted units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our units. Therefore, plan participants do not pay any consideration for the units they receive, and we will receive no remuneration for the units. If a grantee’s employment, consulting relationship or membership on the Board is terminated by us for Cause or by the grantee without Good Reason (as those terms are defined herein under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”), the grantee’s restricted units will be automatically forfeited unless provided otherwise in a particular grantee’s restricted unit grant agreement.

Unit Option Awards

We provide unit option awards to certain employees, including our named executive officers. Unit option award levels are determined based on market data, and vary among employees based on their positions with us.

Options are awarded at the NASDAQ closing price of our units on the date of the grant. The Committee has never granted options with an exercise price that is less than the closing price of our units on the grant date, nor has it granted options which are priced on a date other than the grant date.

The majority of our named executive officer options granted by the Committee vest at a rate of 33 1/3% per year over the first three years of the ten-year option term, with the vesting date scheduled in January of each year.  Upon termination of a grantee’s employment with us (a) other than for Cause, (b) by the grantee with Good Reason, or (c) by reason of death, Disability or retirement (as those terms are defined herein under the section titled “Payments Made Upon Termination Without Cause or For Good Reason”),  the option grant shall automatically and immediately vest in full.  Except as provided otherwise in a particular grantee’s option grant agreement, the option grant, to the extent not theretofore exercised, shall terminate on the expiration of ten (10) years from the date of the option grant; provided, however that upon termination of the grantee’s employment for any reason other than (x) death or (y) as a result of a Change of Control, the grantee may, until the earlier of (i) 90 days from the date of such termination or (ii) the expiration of the option grant in accordance with the option grant agreement, exercise the option grant to the extent such option grant had vested immediately prior to such termination.  Thereafter, the option grant shall, to the extent not previously exercised, automatically terminate, unless provided for otherwise in a particular grantee’s option grant agreement.  Prior to the exercise of an option, the holder has no rights as a unitholder with respect to the shares subject to such option, including voting rights or the right to receive distributions.

All equity awards that have been granted to our named executive officers to date have had service-based vesting provisions, except with respect to certain equity grants to Mr. Lopus.  Mr. Lopus serves as our Senior Vice President—Eastern Operations.  Given the nature of his job responsibilities, the Committee believed it appropriate to grant him equity awards that are subject to the achievement of specific company performance objectives.  Please see “—Narrative Description to the Summary Compensation Table” for a description of the terms of these awards.

Retirement and Other Benefits

Termination Arrangements and Change in Control Provisions

We maintain employment and other compensatory agreements with our named executive officers to ensure they will perform their roles for an extended period of time. These agreements are described in more detail elsewhere in this proxy statement. Please read “Narrative Disclosure to Summary Compensation Table.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a change in control, involuntary termination, termination by us for “cause,” death or disability, each as defined in the applicable agreement.

The employment and other compensatory agreements between us and our named executive officers and the related severance provisions are designed to meet the following objectives:

•                  Change in Control. In certain scenarios, the potential for merger or being acquired may be in the best interests of our unitholders. As a result, we provide severance compensation to certain executive officers if the officer’s employment is terminated following a change in control transaction to promote the ability of the officer to act in the best interests of our unitholders even though his or her employment could be terminated as a result of the transaction.

•                  Termination without Cause. If we terminate the employment of certain executive officers “without cause” as defined in the applicable agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Potential Payments Upon Termination or Change in Control” below. We believe these payments are appropriate because the terminated officer is bound by confidentiality, nonsolicitation and non-compete provisions ranging from 1 to 2 years after termination. Both parties have mutually agreed to severance terms that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of the company and its unitholders.

Perquisites

We believe in a simple, straight-forward compensation program and as such, named executive officers are not provided unique perquisites or other personal benefits. The Committee periodically reviews the use of our aircraft, vehicles and potential perquisites that could result in personal benefits to our named executive officers. Rather than provide incremental compensation through perquisites, all of our employees, including our named executive officers, pay all incremental costs for any personal use of our aircraft.  Consistent with the Committee’s strategy, no perquisites or other personal benefits have or are expected to exceed $10,000 for any of our named executive officers.

Retirement Savings Plan

All employees, including our named executive officers may participate in our Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save for retirement in a tax-efficient manner. Each employee may currently make pre-tax contributions of up to $15,500 of their base salary. During the fiscal year ended December 31, 2006, we made “safe harbor” contributions to the 401(k) Plan equaling 4% of compensation (subject to certain adjustments) for each eligible employee, including the named executive officers (up to a maximum amount of $8,800), and the same 4% “safe harbor” contribution has been approved for 2007 (up to a maximum amount of $9,000). As contributions are made throughout the year, plan participants become fully vested in the amounts contributed.

Nondiscriminatory Health and Welfare Benefits

All eligible employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation.  We believe that certain unit grants awarded pursuant to performance incentives related to the completion of our initial public offering are generally nondeductible for federal income tax purposes. We believe all other compensation under the applicable Internal Revenue Service regulations are deductible.  However, in certain situations, the Committee may approve compensation that will not meet these regulations in order to ensure competitive levels of total compensation for our executive officers and may incur costs that are not deductible for federal income tax reporting purposes.

Accounting for Unit-Based Compensation

We account for unit-based payments for all awards under our LTIP in accordance with the requirements of FASB Statement 123(R). The Committee reviews the FAS 123(R) grant date value in connection with granting equity awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted By:

Compensation Committee

Jeffrey C. Swoveland, Chair

Terrence S. Jacobs

George A. Alcorn

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

2006 SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the compensation paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the fiscal year ended December 31, 2006 (the “Named Executive Officers”).

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Unit Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Michael C. Linn	2006	$1	$1,000,000	$12,593,843	$126,161	$500,000	$—	$—	$14,220,005

Chairman, President and Chief Executive Officer

Kolja Rockov	2006	$200,000	$900,000	$4,844,059	$126,161	$1,500,000	$—	$8,400	$7,578,620

Executive Vice President & Chief Financial Officer

Mark E. Ellis	2006	$10,417	$250,000	$3,218,000	$83,002	$—	$—	$—	$3,561,419

Executive Vice President & Chief Operating Officer

Lisa D. Anderson	2006	$80,208	$225,000	$188,771	$25,263	$—	$—	$7,500	$520,992

Senior Vice President & Chief Accounting Officer

Thomas A. Lopus	2006	$131,250	$125,000	$93,217	$49,229	$—	$—	$5,250	$403,946

Senior Vice President—Eastern Operations

(1)          Amounts reflect cash awards to the named individuals under our EICP paid in 2007, as well as a $100,000 recruiting bonus paid to Lisa D. Anderson upon joining our company in July 2006 and a $250,000 bonus paid to Mark E. Ellis on January 1, 2007 after joining our company in December 2006.

(2)          The amounts in columns (e) and (f) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) of awards pursuant to the LTIP and thus include amounts from awards granted during 2006. No awards were made in prior years. Assumptions used in the calculation of these amounts are included in footnote 7 to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)          The amounts in column (g) reflect the cash awards to the named individuals earned pursuant to their individual employment agreements compensating for their performance related to the completion of our initial public offering in January 2006.

(4)          No pension or deferred compensation plans are provided for our named executive offers.

(5)          The amount shown in column (h) reflects matching contributions allocated by us to each of our named executive officers pursuant to the Retirement Savings Plan (which is more fully described on page 20 under the heading “Retirement and Other Benefits”);

(6)          We do not provide perquisites and other personal benefits exceeding a value of $10,000 to any named executive officer. Further, distributions paid during 2006 on issued, but unvested units pursuant to the equity awards are not shown in column (e).

Narrative Disclosure to the 2006 Summary Compensation Table

Mr. Linn

We have entered into an employment agreement with Michael C. Linn, our Chairman, President and Chief Executive Officer, effective upon the closing of our initial public offering on January 19, 2006. Mr. Linn’s employment agreement provides for an annual base salary of $1.00 for the first 12 months and a minimum $250,000 thereafter, subject to annual increase. Mr. Linn’s employment agreement also provides for incentive compensation payable at the discretion of our Board. In addition, under his employment agreement, Mr. Linn received, upon completion of our initial public offering, an option to purchase 111,250 units at an exercise price of $21.00 per unit and a one-time cash bonus in the amount of $500,000. The unit option award vests in equal annual installments over three years and will vest in full upon a change of control or a termination without cause, with good reason or upon Mr. Linn’s death or disability. Mr. Linn also received an award of 625,781 units on the first anniversary of the completion of our initial public offering (January 20, 2007), which was fully vested at issuance.

Mr. Rockov

We entered into an employment agreement effective September 15, 2005 with Kolja Rockov, our Executive Vice President and Chief Financial Officer. Mr. Rockov’s employment agreement provides for an annual base salary of $200,000 subject to annual increase, plus a guaranteed cash bonus of not less than $100,000 for the fiscal year ending December 31, 2005, and incentive compensation payable at the discretion of our Board for the remainder of the term of employment. In addition, under his employment agreement, Mr. Rockov received, upon completion of our initial public offering, a grant of an aggregate 343,364 units of which 114,455 were immediately vested and 228,909 represented a restricted unit award, an option to purchase 111,250 units at an exercise price of $21.00 per unit, and a one-time cash bonus in the amount of $1.5 million.

The restricted unit award vests in equal installments over two years and the unit option award vests in equal annual installments over three years. The restricted unit and the unit option award will vest in full upon a change of control or a termination without cause, with good reason or upon Mr. Rockov’s death or disability.

Mr. Ellis

We entered into an employment agreement effective December 18, 2006 with Mark E. Ellis, our Executive Vice President and Chief Operating Officer. Mr. Ellis’ employment agreement provides for an annual base salary of $250,000 for 2006 and, beginning December 2007, $300,000, subject to annual increase thereafter, plus a guaranteed cash bonus of not less than his current salary for the fiscal year ending December 31, 2007 and 2008, and incentive compensation payable at the discretion of our Board for the remainder of the term of employment. In addition, under his employment agreement, Mr. Ellis received, upon the effective date of his agreement, a grant of an aggregate 200,000 restricted units, an option to purchase 50,000 units at an exercise price of $32.18 per unit, and a one-time cash bonus in the amount of $250,000 paid in January 2007.

The restricted unit award and the unit option award vests one half on January 1, 2007 with the remaining units vesting in equal installments over two years beginning January 1, 2008. In addition, the Company has committed to award Mr. Ellis an additional 100,000 restricted unit and a 50,000 unit option award in December 2007. The restricted unit and the unit option awards are subject to all provisions of our LTIP, and as such will vest in full upon a change of control or a termination without cause, with good reason or upon Mr. Ellis’ death or disability.

Ms. Anderson

We entered into an employment agreement effective as of July 17, 2006 with Lisa D. Anderson, our Senior Vice President and Chief Accounting Officer. Ms. Anderson’s employment agreement provides for an annual base salary of $175,000 subject to annual increase, plus a guaranteed cash bonus of not less than $67,500 for the calendar year ending December 31, 2006 and $125,000 for the calendar year ending December 31, 2007, and incentive compensation payable at the discretion of our Board for the remainder of the term of employment. In addition, under her employment agreement, Ms. Anderson received, upon the effective date of her agreement, a grant of an aggregate 50,000 units restricted units, an option to purchase 50,000 units at an exercise price of $20.25 per unit, and a one-time cash bonus in the amount of $100,000.

The restricted unit award and the unit option award vests one third on January 1, 2007 with the remaining units vesting in equal installments over two years beginning January 1, 2008. The restricted unit and the unit option awards are subject to all provisions of our LTIP, and as such will vest in full upon a change of control or a termination without cause, with good reason or upon Ms. Anderson’ death or disability.

Mr. Lopus

We entered into an employment agreement with Thomas A. Lopus on April 13, 2006. Mr. Lopus’ employment agreement provides for an annual base salary of $175,000 subject to annual increase. Mr. Lopus’ employment agreement also provides for a guaranteed bonus in 2006 of not less than $125,000 and thereafter, incentive compensation payable at the discretion of our Board. In addition, under Mr. Lopus’ employment agreement he is entitled to receive:

•                  an option to purchase 50,000 units at an exercise price of $19.74 per unit subject to a service based three-year vesting schedule (the “Service Based Option”);

•                  a second option to purchase 25,000 units at an exercise price of $19.74 per unit subject to a specified service requirement and a performance based vesting schedule; and

•                  a grant of 20,000 restricted units subject to a specified service requirement and a performance based vesting schedule.

The service based option vests in equal annual installments over three years and will vest in full upon a change of control or a termination without cause, with good reason or upon Mr. Lopus’ death or disability.

The performance based unit option award and restricted unit grant (the “Performance Awards”) vest upon the later of the date the performance goal for each tier is achieved, and the date of the required service period for each tier set forth in the third column of the following schedule:

Tier	Performance Goal Company’s annualized distribution rate is at least:	Service Period
Tier A	$ 1.92 per unit	March 31, 2007
Tier B	$ 2.30 per unit	March 31, 2008
Tier C	$ 2.76 per unit	March 31, 2009

In the event the performance goal applicable to a particular tier is not met on or before December 31, 2009, that tier shall be forfeited as of December 31, 2009. Upon a change of control or a termination without cause, with good reason or upon Mr. Lopus’ death or disability the Performance Awards vest to the extent that the applicable performance goals set have been met with respect to each tier on or before the date of termination.

2006 GRANTS OF PLAN BASED AWARDS

			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
(a) Name	(b) Committee or Board Approval Date	(c) Grant Date	(d) Threshold (#)	(e) Target (#)	(f) Maximum (#)	(g) All Other Unit Awards; Number of Shares of Unit or Units (#)(3)	(h) All Other Option Awards; Number of Securities Underlying Options (#)(3)	(i) Exercise or Base Price of Option Awards ($/sh)(4)	(i) Grant Date Fair Value of Unit and Option Awards ($)
Michael C.	06/02/2005	01/19/2006	—	—	—	625,781	—	—	$13,141,401
Linn(6)	06/02/2005	01/19/2006	—	—	—	—	111,250	$21.00	$394,938
	12/06/2006	12/06/2006	—	—	—	—	125,000	$27.94	$535,000

Kolja	06/02/2005	01/19/2006	—	—	—	343,363	—	—	$7,496,780
Rockov(6)	06/02/2005	01/19/2006	—	—	—	—	111,250	$21.00	$394,938
	12/06/2006	12/06/2006	—	—	—	—	85,000	$27.94	$363,800

Mark E.	11/20/2006	12/18/2006	—	—	—	200,000	—	—	$6,436,000
Ellis	11/20/2006	12/18/2006	—	—	—	—	50,000	$32.18	$249,000

Lisa D.	06/27/2006	07/18/2006	—	—	—	50,000	—	—	$1,012,500
Anderson(6)	06/27/2006	07/18/2006	—	—	—	—	50,000	$20.25	$135,500
	12/06/2006	12/06/2006	—	—	—	—	20,000	$27.94	$85,600

Thomas A.	04/11/2006	04/13/2006	6,667	20,000	20,000	—	—	—	$394,800
Lopus(6)	04/11/2006	04/13/2006	—	—	—	—	50,000	$19.74	$139,000
	04/11/2006	04/13/2006	8,333	25,000	25,000	—	—	$19.74	$69,500
	12/06/2006	12/06/2006	—	—	—	—	20,000	$27.94	$79,694

(1)             We have made all payments related to specific non-equity incentive performance awards within each of the named executive officers’ employment agreements and has established no new non-equity incentive plan awards.

(2)             Please read the narrative above regarding Mr. Lopus’ employment agreement and Performance Awards.

(3)             The amounts shown in column (i) reflect the number of shares of stock granted to each named executive officer pursuant to our LTIP and terms of each executive’s employment agreement.

(4)             The exercise price is the closing sales price of a unit on the effective date of the grant or if there was no trading on such date, the preceding date on which there was trading.

(5)             The amounts shown in column (l) represent the full grant date fair value for each award under FAS 123(R) granted to each named executive. Assumptions used in the calculation of these amounts are included in footnote 7 to our audited financial statements for the fiscal year ended December 31, 2006, included in our annual report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference.  The full grant fair value is the amount we would expense in our financial statements over the award’s vesting period.

(6)             In addition, the Committee granted our named executive officers the following restricted unit grants on January 19, 2007:

Executive	Unit Award	Value at Grant Date
Michael C. Linn	150,000	$4,852,500
Kolia Rockov	140,000	$4,529,000
Lisa D. Anderson	15,000	$485,250
Thomas A. Lopus	15,000	$485,250

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards					Unit Awards
Name	Equity Incentive Awards Units Underlying Unexercised Exercisable Options	Number of Securities Underlying Unexercisable Options		Option Exercise Price ($)	Option Expiration Date(1)	Number of Unvested Restricted Units	Market Value of Unvested Restricted Units ($)(2)		Equity Incentive Plan Awards Number of Unvested Restricted Units	Market Value of Unvested Restricted Units ($)(2)
Michael C. Linn	—	111,250	(3)	$21.00	01/19/16	625,781	$19,993,703	(9)	—	—
	—	125,000	(4)	$27.94	12/06/16	—		(4)	—	—

Kolja Rockov	—	111,250	(3)	$21.00	01/19/16	228,909	$7,313,643	(10)	—	—
	—	85,000	(4)	$27.94	12/06/16	—		(4)	—	—

Mark E. Ellis	—	50,000	(5)	$32.18	12/18/16	200,000	$6,390,000	(5)	—	—

Lisa D. Anderson	—	50,000	(6)	$20.25	07/18/16	50,000	$1,597,500	(6)	—	—
	—	20,000	(4)	$27.94	12/06/16	—		(7)	—	—

Thomas A. Lopus	—	50,000	(7)	$19.84	04/13/16	—	—	(8)	20,000	$639,000
	25,000	—	(8)	$19.84	12/06/16	—	—	(4)	—	—
	—	20,000	(4)	$27.94	12/06/16		—		—

(1)             Options expire ten years from date of grant.

(2)             Based on the closing sales price of our common units on December 29, 2006 of $31.95.

(3)             These unit options vest in three equal annual installments beginning on January 19, 2006.

(4)             These unit options vest in three equal annual installments beginning on December 6, 2006.

(5)             These unit options vest one half on January 1, 2007 and the remainder in two equal annual installments thereafter.

(6)             These unit options vest in three equal installments the first on January 1, 2007 and annually thereafter.

(7)             These unit options vest in three equal annual installments beginning April 13, 2007.

(8)             These unit awards vest in three equal annual installments beginning April 13, 2006, provided certain performance metrics have been achieved as described earlier.

(9)             These units vested on January 20, 2007.

(10)       These restricted units vest in two equal annual installments beginning on January 19, 2006.

2006 OPTION EXERCISES AND STOCK VESTED

None of our named executive officers exercised any stock options during 2006.

	Option Awards		Unit Awards(2)
(a) Name	(b) Number of Shares Acquired on Exercise (#)	(c) Value Realized on Exercise ($)	(d) Number of Shares Acquired on Vesting (#)	(e) Value Realized on Vesting ($)
Michael C. Linn	—	—	—	—
Kolja Rockov	—	—	114,455	$2,546,624
Mark E. Ellis	—	—	—	—
Lisa D. Anderson	—	—	—	—
Thomas Lopus	—	—	—	—

(1)          As provided for in Mr. Rockov’s employment agreement, one third of the unit award issued in connection with our initial public offering vested immediately.  The value presented reflects the closing price of our units on the date of vesting.

(2)          All other awards issued in 2006 begin vesting in 2007.

PENSION BENEFITS

We do not provide pension benefits for our named executive officers or other employees.  Retirement benefits are provided through the Retirement Savings Opportunity, as discussed previously.

NON-QUALIFIED DEFERRED COMPENSATION

We do not have a non-qualified deferred compensation plan and as such, no compensation has been deferred by our named executive officers or our other employees.  The Savings Plan is a 401(k) deferred compensation arrangement and a qualified plan under section 401(a) of the Internal Revenue Code (the “Code”).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive will be entitled to receive amounts earned (but unpaid) during his term of employment. Such amounts include:

•                  earned, but unpaid base salary;

•                  non-equity incentive compensation earned during the fiscal year;

•                  unused vacation pay; and

•                  amounts contributed and vested through our Savings Plan.

Payments Made Upon Termination Without Cause or for Good Reason

In addition to the payments described above, in the event of termination by us other than for “Cause” or termination by the executive for “Good Reason,” except as otherwise indicated in the narrative quantifying the payments to each executive set forth below, generally each executive’s employment agreement provides for severance payments equal to one year of the executive’s base salary payable in 12 monthly installments if the qualifying termination occurs prior to the executive’s anniversary of employment with us, and, thereafter, 24 monthly installments at the executive’s highest base salary in effect at any time during the 36 months prior to the date of the qualifying termination. We will also bear the full cost of the executive’s COBRA continuation coverage for such period, as such coverage is required to be continued under applicable law.

In addition, in such event of termination by us other than for “Cause” or termination by the executive for “Good Reason,” all outstanding restricted unit and the unit option awards will vest in full.

We will have “Cause” to terminate an executive officer’s employment under his or her respective agreement by reason of any of the following: (i) the employee’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to us or any of our direct or indirect subsidiaries (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (ii) the executive officer’s repeated intoxication by alcohol or drugs during the performance of his duties; (iii) malfeasance in the conduct of employee’s duties, including, but not limited to, (A) willful and intentional misuse or diversion of any of the related parties’ funds, (B) embezzlement or (C) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to us or our direct or indirect subsidiaries; (iv) the executive officer’s material failure to perform the duties of the executive officer’s employment consistent with executive officer’s position, expressly including the provisions of the employment agreement, or material failure to follow or comply with the reasonable and lawful written directives of the Board; (v) a material breach of the employment agreement; or (vi) a material breach by the executive officer of our written policies concerning employee discrimination or harassment.

“Good Reason” means any of the following to which the executive officer will not consent in writing: (i) a reduction in the executive officer’s base salary; (ii) a relocation of the executive officer’s primary place of employment to a location more than 50 miles from the city of such primary place of employment; or, in some cases, (iii) any material reduction in the Officer’s title, authority or responsibilities.

Payments Made Upon Death or Disability

In the event of the death or “Disability” of a named executive officer, the executive will receive amounts earned (but unpaid) during his term of employment as described above.

In addition, upon the death or “Disability” of an executive all outstanding restricted units and unit option awards will vest in full.

“Disability” means the determination by a physician selected by us that the executive officer has been unable to perform substantially the executive officer’s usual and customary duties under their agreement for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease. At any time and from time to time, upon reasonable request therefore by us, the executive officer will submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability.

Payments Made Upon a Termination Following a Change of Control

Our LTIP and the employment agreements with each named executive officer provide certain benefits if an executive’s employment is terminated following a “Change of Control” (other than termination by us for “Cause” or by reason of death or “Disability”) or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “Good Reason,” in addition to the earned benefits and amounts listed under the heading “Payments Made Upon Termination”:

•                  the named executive officer will receive:

•                  a lump sum severance payment of up to three times the sum of the executive’s base salary and the highest annual bonus earned by the executive pursuant to the incentive compensation plans maintained by us in any of the three prior fiscal years;

•                  a lump sum amount representing a pro rata portion of any incentive compensation earned by the executive through the date of termination, assuming achievement of the target level of the performance goals;

•                  COBRA continuation coverage as described above upon a termination without “Cause” or for “Good Reason.”

•                  the named executive officer may receive, if approved by the Board an amount equal to the excise tax charged to the named executive officer as a result of the receipt of any change of control payments.

•                  all restricted unit and unit options awards held by the executive will automatically vest and become exercisable.

Each of the named executive officers’ employment agreements are substantially similar and all restricted unit and unit option awards are subject to the terms of our LTIP, under which a “Change of Control” is deemed to occur upon:

(i)                                     the acquisition by any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or an Affiliate of the Company, of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of our company representing more than 35% of the combined voting power of our then outstanding securities entitled to vote generally in the election of our directors; provided, however, that any acquisition of securities from Quantum Energy Partners will be disregarded for purposes of determining whether a “Change of Control” has occurred; or

(ii)                                  the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which persons who were the members of our company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(iii)                               the sale, lease or disposition (in one or a series of related transactions) by us of all or substantially all of our assets to any person or our affiliates, other than us or our affiliates; or

(iv)                              a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of our company as of the effective date of the initial public offering of our equity interests, or (B) are elected, or nominated for election, thereafter to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, or (C) are among the five original independent directors of our company, but “Incumbent Director” shall not include an individual whose election or nomination is in connection with (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (ii) a plan or agreement to replace a majority of the then Incumbent Directors; or

(v)                                 the approval by the Board or the members of our company of a complete or substantially complete liquidation or dissolution of our company.

Excise Taxes

If any benefits payable or otherwise provided under each named executive’s employment agreement would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Board may, in its sole discretion, provide for the payment of, or otherwise reimburse the executive for, an amount up to such Excise Tax and any related taxes, fees or penalties thereon as the Board may consider to be customary and appropriate for a comparable public company

Non-Competition Provisions

The non-competition provisions of the employment agreements of each of the named executive officers are described above in the section of the Proxy Statement titled “Narrative Disclosure to the 2006 Summary Compensation Table.”

Quantification of Payments

The narrative below reflects the amount of compensation to each of our named executive officers in the event of termination of such executive’s employment pursuant to his employment agreement and our LTIP. The amount of compensation payable to each named executive officer upon voluntary termination with “Good Reason,” involuntary termination other than for “Cause,” termination following a “Change of Control” and the occurrence of the “Disability” or death of the executive is shown below. The amounts shown are calculated assuming that such termination was effective as of December 31, 2006, and thus include amounts earned through such time (other than amounts payable pursuant to our Savings Plan) and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

Mr. Linn

Mr. Linn’s employment agreement provides that in the event of termination by us other than for “Cause” or termination by Mr. Linn for “Good Reason,” he will receive severance payments in 24 monthly installments at his base salary or $250,000 for 2006 if his employment is terminated before January 19, 2007 and thereafter at his highest base salary in effect at any time during the 36 months prior to the date of termination. He would also be eligible for the pro rata portion of any earned, but unpaid bonus, which totaled $1,000,000 at December 31, 2006 and COBRA benefits estimated at a maximum $29,100. If, within one year of a “Change of Control,” we terminate his employment other than for “Cause” or Mr. Linn terminates his employment for “Good Reason,” he will also be entitled to receive a lump-sum payment equal to $750,000. In addition, all restricted units and unit option awards will vest in full upon a “Change of Control” or a termination without “Cause,” with “Good Reason” or upon Mr. Linn’s death or “Disability,” the value of such early vesting would have been $1,719,438 on December 31, 2006.  The maximum excise tax benefits related to a “Change of Control,” subject to Board approval, of $789,000 could have been paid at December 31, 2006.

Mr. Rockov

Mr. Rockov’s, employment agreement provides that in the event of termination by us other than for “Cause” or termination by Mr. Rockov for “Good Reason,” he will receive severance payments in 24 monthly installments at his highest base salary in effect at any time during the 36 months prior to the date of termination, which was $200,000 as of December 31, 2006.  He would also be eligible for the pro rata portion of any earned, but unpaid bonus, which totaled $900,000 at December 31, 2006 and COBRA benefits estimated at a maximum $34,500. If, within one year of a “Change of Control,” we terminate Mr. Rockov’s employment other than for “Cause” or he terminates his employment for “Good Reason,” he will be entitled to receive a lump-sum payment equal to 36 months, which would have resulted in a lump sum payment of $600,000 if such termination had occurred on December 31, 2006.  In addition, all restricted units and unit option awards will vest in full upon a “Change of Control” or a termination without “Cause,” with “Good Reason” or upon Mr. Rockov’s death or “Disability,” the value of such early vesting would have been $8,875,875 at December 31, 2006. The maximum excise tax benefits related to a “Change of Control,” subject to Board approval, of $737,000 could have been paid at December 31, 2006.

Mr. Ellis

Mr. Ellis’ employment agreement provides that in the event of termination by us other than for “Cause” or termination by Mr. Ellis for “Good Reason,” he will receive severance payments, (i) if such termination occurs prior to the first anniversary of his employment, in 12 monthly installments and (ii) if such termination occurs on or after the first anniversary, in 24 monthly installments, in either case, at his highest base salary in effect at any time during the 36 months prior to the date of termination, which was $250,000 at December 31, 2006.  He would also be eligible for the pro rata portion of any earned, but unpaid bonus, which totaled $250,000 at December 31, 2006 and COBRA benefits estimated at a maximum of $34,500.  If, within one year of a “Change of Control,” we terminate Mr. Ellis’ employment other than for “Cause” or he terminates his employment for “Good Reason,” he will be entitled to receive a lump-sum payment equal to the termination payment described previously, which would have resulted in a lump sum payment of $250,000 if such termination had occurred on December 31, 2006. In addition, all restricted units and unit option awards will vest in full upon a “Change of Control” or a termination without “Cause,” with “Good Reason” or upon Mr. Ellis’ death or “Disability,” the value of such early vesting would have been $6,378,500 at December 31, 2006. The maximum excise tax benefits related to a “Change of Control,” subject to Board approval, of $925,000 could have been paid at December 31, 2006.

Ms. Anderson

Ms. Anderson’s, employment agreement provides that in the event of termination by us other than for “Cause” or termination by Ms. Anderson for “Good Reason,” she will receive severance payments, (i) if such termination occurs prior to the first anniversary of her employment, in 12 monthly installments and (ii) if such termination occurs on or after the first anniversary, in 24 monthly installments, in either case, at her highest base salary in effect at any time during the 36 months prior to the date of termination, which was $175,000 at December 31, 2006. She would also be eligible for the pro-rata portion of any earned, but unpaid bonus, which totaled $250,000 at December 31, 2006 and COBRA benefits estimated at a maximum $11,000.  In the event of termination by the Company other than for “Cause” or termination by Ms. Anderson for “Good Reason,” on or prior to December 31, 2007, she will also be entitled to a cash payment equal to her pro-rata guaranteed bonus of $125,000 for 2007.  If, within one year of a “Change of Control,” we terminate Ms. Anderson’s employment other than for “Cause” or she terminates her employment for “Good Reason,” she will be entitled to receive a lump-sum payment equal to the termination payment described previously, which would have resulted in a lump sum payment of $175,000 if such termination had occurred on December 31. 2006.  In addition, all restricted units and unit option awards will vest in full upon a change of control or a termination without cause, with good reason or upon Ms. Anderson’s death or disability, the value of such early vesting would have been $2,262,700 at December 31, 2006.  There would have been no excise tax benefits related to a “Change of Control,” subject to Board approval, at December 31, 2006.

Mr. Lopus

Mr. Lopus’ employment agreement provides that in the event of termination by us other than for “Cause” or termination by Mr. Lopus for “Good Reason,” he will receive severance payments, (i) if such termination occurs prior to the first anniversary of his employment, in 12 monthly installments and, (ii) if such termination occurs on or after the first anniversary, in 24 monthly installments, in either case, at his highest base salary in effect at any time during the 36 months prior to the date of termination, which was $175,000 at December 31, 2006. In the event of termination for other than for “Cause” or termination by Mr. Lopus for “Good Reason,” on or prior to December 31, 2006 he would have been entitled to a cash payment equal to his pro-rata guaranteed bonus of $125,000 and COBRA benefits estimated at a maximum of $34,500. If, within one year of a “Change of Control,” we terminate his employment other than for “Cause” or Mr. Lopus terminates his employment for “Good Reason,” he will be entitled to receive a lump-sum payment equal to, his highest base salary if prior to April 3, 2007, two times his highest base salary if on or after April 3, 2007 and the Company’s annualized distribution rate at the time of the “Change of Control” is at least $2.30 per unit, three times his highest base salary if on or after April 3, 2008 and before December 31, 2009 and the Company’s annualized distribution rate at the time of the “Change of Control” is at least $2.76 per unit or up to three times his highest base salary if on or after December 31, 2009 depending upon whether or not the foregoing specified annual distribution rates were achieved by the Company in the specified time periods set forth above. If Mr. Lopus had incurred such a termination on December 31, 2006 he would have received a lump sum payment of $175,000. The maximum excise tax benefits related to a “Change of Control,” subject to Board approval, of $418,000 could have been paid at December 31, 2006.

All restricted units and unit option awards are subject to all provisions of our LTIP, and as such will vest in full upon a “Change of Control” or a termination without “Cause,” with “Good Reason” or upon Mr. Lopus’ death or “Disability,” provided those awards with performance requirements have achieved the established targets, which would have been $999,617.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill-level required by us of members of our Board.

Annual Retainer and Fees.  Each independent director (as determined by our Board pursuant to applicable NASDAQ listing standards) serving on our Board receives an annual cash retainer of $25,000. Additionally, each independent director serving on our audit committee receives cash compensation of $25,000.  The chairmen of our audit, compensation and nominating committees receive an additional $2,000.

Prior to our initial public offering in January 2006, there were no compensation arrangements in effect for service as a director of our company.

Unit Option Awards.  In connection with his or her initial appointment or election to our Board, each independent director is entitled to an option grant to purchase 10,000 units of our company under our LTIP at an exercise price equal to the closing price of the units on the grant date, vesting immediately.  Upon any subsequent re-election to our Board, each independent director is entitled to an additional option grant to purchase 10,000 units of our company under our LTIP at an exercise price equal to the fair market value of the units on the grant date, vesting over three years from the grant date in annual one-third increments, with certain exceptions.

Phantom Unit Grant.  During 2006, the Compensation Committee approved an award of 3,000 phantom units to each of our independent directors.  The phantom units were granted under our LTIP.  Under the terms of the phantom unit grant agreement, the forfeiture restrictions on the phantom units lapse on the first anniversary of the grant date, provided that such director continues to serve on our Board on such date, or such director stood for re-election to our Board but was not elected. Additionally, if a director’s service on our Board is terminated for cause at anytime after the grant date and regardless of whether the restricted period has terminated, then all phantom units awarded under the grant agreement shall be forfeited.

2006 Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to independent Directors for the fiscal year ended December 31, 2006.

(a) Name (1)	(b) Fees Earned or Paid in Cash	(c) Unit Awards ($)(2)	(d) Option Awards ($)(3)	(e) Change in Pension Value and Deferred Compensation Earnings	(f) All Other Compensation	(g) Total ($)
George A. Alcorn	$52,000	$29,588	$25,200	n/a	$2,490	$106,278
Terrence S. Jacobs	$54,000	$29,588	$25,200	n/a	$2,490	$108,278
Jeffrey L. Swoveland	$52,000	$29,588	$25,200	n/a	$2,490	$106,278

(1)          Mssrs. Michael C. Linn, our Chairman, President and Chief Executive Office, and Alan L. Smith, director are not included in this table as they are not independent directors and thus receive no compensation for their services as directors.  Mr. Linn is an employee of our company; his compensation is shown in the Summary Compensation Table above.  Mr. Smith earns his compensation from Quantum Energy Partners, an affiliate of our company.

(2)          Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) and include amounts from awards granted in 2006. There were no awards made in prior years.  As of December 31, 2006, each Director has the 3,000 phantom units, which vest on August 3, 2007, subject to certain forfeiture provisions, with units becoming issuable upon completion of their service as a director.  Directors are paid distributions on phantom units.   In addition, each Director has an option grant for 10,000 shares, which vests on August 3, 2007.

(3)          Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 for distributions paid on the phantom units reported in column (c).

In April, 2007, the Board approved changes to the independent director compensation to take effect after the Annual Meeting.  The annual cash retainer for each independent director will increase to $40,000, the annual cash retainer for the Compensation Committee and the Nominating and Governance Committee chairs will increase to $5,000 and the annual cash retainer for the Audit Committee chair will increase to $11,000.  Each independent director will receive a board meeting fee of $1,500 per meeting and a committee meeting fee of $1,000 per meeting.

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of our units and class C units as of April 24, 2007, for each director and nominee for director, each executive officer named in the Summary Compensation Table herein, and by all directors (including nominees) and our executive officers as a group.

	Units (1)	Options Currently Exercisable Or Within 60 Days	Class C Units	Total Units and Unit Based Holdings
Michael C. Linn (2)	4,211,342	37,083	—	4,248,425
Kolja Rockov(3)	483,764	37,083	—	520,847
Mark E. Ellis	200,000	16,667	—	216,667
Lisa D. Anderson	65,000	16,667	—	81,667
Thomas A. Lopus	35,000	25,000	—	60,000
George A. Alcorn	2,000	10,000	—	12,000

	Units (1)	Options Currently Exercisable Or Within 60 Days	Class C Units	Total Units and Unit Based Holdings
Terrence S. Jacobs	4,750	10,000	—	14,750
Jeffrey C. Swoveland	—	10,000	—	10,000
Alan L. Smith (1)	10,147,085	—	—	10,147,085
All Directors and executive officers as a group (12)	15,719,563	176,417	—	15,895,980

(1)          Based solely on information furnished in the Schedule 13D/A (Amend. No. 1) filed by Quantum Energy Partners and certain of its affiliates with the SEC on February 17, 2006 and a Form 3 filed by Mr. Smith with the SEC on June 14, 2006.  Mr. Alan L. Smith, a director of our company, is also a Managing Partner of Quantum Energy Partners, and can be deemed to beneficially own the units held by Quantum Energy Partners.  Mr. Smith disclaims beneficial ownership in the reported securities in excess of his indirect pecuniary interest in the securities.

(2)          Includes the 625,781 unit award to Mr. Linn, which was issued and immediately vested on January 20, 2007 under the terms of his employment agreement.  In accordance with the LTIP, 226,561 units were redeemed for the satisfaction of statutory tax withholding and as such, of this award 399,220 units remain outstanding.

(3)          Mr. Rockov has pledged his vested 228,910 units to secure a personal line of credit.

Securities Authorized for Issuance Under Equity Compensation Plans

The LTIP limits the number of units that may be awarded to 3.9 million units, provided that no more than 1.5 million (increased from 500,000 units by a January 2007 plan amendment approved by the unitholders) may be issued as restricted units.

Of the 930,500 unit options outstanding at December 31, 2006, none were vested and exercisable. Option awards are exercisable in three equal amounts of 310,167 in 2008, 2009 and 2010, respectively.

The Long-Term Incentive Plan is effective until termination of the Plan by the Compensation Committee. For additional information regarding the Plan and related equity awards, see Note 7 of the Notes to Consolidated Financial Statements included under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2006 regarding our LTIP, under which our units are authorized for issuance to our employees, consultants, affiliates and directors.

	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Units Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Units Reflected in Column (a))
		(a)
Equity compensation plans approved by unitholders	—	—	—
Equity compensation plan not approved by unitholders:
Unit option awards	930,500	24.24	729,264
Units	740,236	—	—
Restricted units	498,909	—	1,001,091
Total	2,169,645	$10.40	1,730,355

Our LTIP limits the number of units that may be awarded to 3.9 million units, provided that no more than 1.5 million (increased from 500,000 units by a January 2007 plan amendment approved by the unitholders) may be issued as restricted units.  Of the 930,500 unit options outstanding at December 31, 2006, none were vested and exercisable. Option awards are exercisable in three equal amounts of 310,167 in 2008, 2009 and 2010, respectively.

Our LTIP is effective until termination of the Plan by the Compensation Committee. For additional information regarding the Plan and related equity awards, please read Note 7 of the Notes to Consolidated Financial Statements included under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the Record Date the number of units  beneficially owned by: (i) each person who is known to us to beneficially own more than 5% of a class of units; (ii) the current directors and nominees of our Board of Directors; (iii) each executive officer named in the 2006 Summary Compensation Table included under “Executive Compensation”; and (iv) all current directors and executive officers as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted, each beneficial owner has sole voting power and sole investment power.

Name of Beneficial Owner	Units Beneficially Owned	Percentage of Units Beneficially Owned
Quantum Energy Partners (1)	10,144,585	17.6%
Michael C. Linn (2)(3)	4,211,342	7.3%
Kolja Rockov (2)(4)	483,764	*
Mark E. Ellis (2)(3)	200,000	*
Lisa D. Anderson (2)(3)	65,000	*
Roland “Chip” P. Keddie (2)	490,622	*
Charlene Ripley (2)(3)	30,000	*
Thomas A. Lopus (2)(3)	35,000	*
Arden Walker (2)(3)	50,000	*
George A. Alcorn	2,000	*
Terrence S. Jacobs	4,750	*
Alan L. Smith (1)	10,147,085	17.6%
Jeffrey C. Swoveland	-0-	*
All executive officers and directors as a group (12 persons)	15,719,563	27.2%

*                 Less than 1% of class.

(1)          Based solely on information furnished in the Schedule 13D/A (Amend. No. 1) filed by QEP, QEM-LP and QEM-LLC (each as defined below) with the SEC on February 17, 2006 and a Form 3 filed by Mr. Smith with the SEC on June 14, 2006. Quantum Energy Partners owns its Units through Quantum Energy Partners II, LP (“QEP”). QEP is controlled by its general partner, Quantum Energy Management II, LP (“QEM-LP”), which is controlled by its general partner, Quantum Energy Management II, LLC (“QEM-LLC”), an affiliate of Quantum Energy Partners.  Mr. Smith, a director of the Company, is also a Managing Partner of Quantum Energy Partners, and can be deemed to beneficially own the units held by QEP.  Mr. Smith disclaims beneficial ownership in the reported securities in excess of his indirect pecuniary interest in the securities.  Mr. Smith, QEP, QEM-LP and QEM-LLC can be contacted at the following address: c/o Quantum Energy Partners, 777 Walker Street, Suite 2530, Houston, Texas 77002.

(2)          The address of each beneficial owner, unless otherwise noted, is c/o Linn Energy, LLC, 600 Travis, Suite 7000, Houston, Texas 77002.

(3)          Includes unvested restricted Unit awards that vest in equal installments, generally over three years.

(4)          Includes 114,455 restricted Units that vest in a final installment January 2008 and 400 Units as custodian under certain UGMA accounts for immediate family members as to which Mr. Rockov disclaims beneficial ownership. Mr. Rockov has pledged his vested 228,910 units to secure a personal line of credit.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the ordinary course of our business, we purchase products or services from, or engage in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of our Board of Directors. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.

Review and Approval of Related Party Transactions

We review all relationships and transactions in which our company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our annual proxy statement. In addition, our Nominating and Governance Committee or Board of Directors (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, consideration is given to:

•                  the nature of the related person’s interest in the transaction;

•                  the material terms of the transaction, including, without limitation, the amount and type of transaction;

•                  the importance of the transaction to the related person;

•                  the importance of the transaction to us;

•                  whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•                  any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Stakeholders’ Agreement

Prior to filing our registration statement relating to our initial public offering, we and all of the holders of pre-initial public offering membership interests in us, including Quantum Energy Partners, non-affiliated equity investors and certain members of our management, entered into an agreement relating to:

•                  the redemption and/or exchange, as applicable, of their respective membership interests in us;

•                  certain governance matters; and

•                  registration rights for the benefit of certain of our affiliates.

We refer to this agreement as our “Stakeholders’ Agreement.” The Stakeholders’ Agreement resulted from arm’s-length negotiations among the parties, some of which are our affiliates. Toby R. Neugebauer, our former Chairman and Alan L. Smith, a current director, are principals of Quantum Energy Partners which is an affiliate of our company.

Redemption and Equity Exchange. Pursuant to the terms of the Stakeholders’ Agreement, at the closing of our initial public offering, a portion of our pre-offering members’ membership interests were redeemed for cash with proceeds from the offering, and immediately following such redemption, the remaining membership interests of all our pre-offering members were exchanged for units. Each pre-offering member was allocated cash and/or units based on a formula tied to the initial public offering price of $21.00 per unit. In addition, in connection with the exercise by the underwriters of their overallotment option in our initial public offering, Quantum Energy Partners and the pre-offering non-affiliated members of our company received cash in exchange for a portion of their units held immediately following our initial public offering.

Registration Rights.  Pursuant to the Registration Rights Agreement, Quantum Energy Partners has the right to demand, for the benefit of itself and certain non-affiliated equity investors, the registration of the units acquired by them upon consummation of our initial public offering. Subject to the terms of the Registration Rights Agreement, Quantum Energy Partners and/or certain of its permitted transferees are entitled to make three such demands for registration. In addition, Quantum Energy Partners, the non-affiliated equity investors and/or their respective permitted transferees and certain officers of our company may include any of their units in a registration by us of other units, including units offered by us or any unitholder, subject to customary exceptions.

The following table sets forth the cash consideration and/or units received by related parties pursuant to the redemption transactions and equity exchange described above.

Related Party	Cash Consideration Received (in Millions)	Equity Consideration Received (Units)
Quantum Energy Partners (1)	$108.6	10,144,585
Michael C. Linn	$3.0	3,662,122
Gerald W. Merriam (2)	—	475,622
Roland “Chip” P. Keddie	—	475,622

(1)          Amounts shown give effect to the redemption of a portion of such member’s units with the proceeds received by us pursuant to the exercise by the underwriters of their over allotment option.

(2)          Mr. Merriam resigned from our company in April 2006, at which time he was no longer considered a related party.

Other Transactions

For the year ended December 31, 2006, we made payments of approximately $0.4 million to a company owned by our Chairman, President and Chief Executive Officer, Michael C. Linn.  The payments reflect reimbursement for maintenance and hourly usage fees for business use of an aircraft that was partially owned by Mr. Linn.  These costs are included in general and administrative expense on the consolidated statement of operations.  The fees and expenses associated with the reimbursements were consummated on terms equivalent to those that prevail in arm’s-length transactions.  In the third quarter of 2006, we purchased an ownership interest in an airplane for corporate travel from a third party; therefore, these reimbursements will not be ongoing.  Simultaneous with this transaction, Mr. Linn was able to fully liquidate the investment in the aircraft owned by his company.

Eric P. Linn serves as the President of Mid Atlantic Well Service, Inc., a wholly-owned subsidiary of Linn Energy, LLC. Eric P. Linn is the brother of our Chairman, President and Chief Executive Officer, Michael C. Linn. Eric P. Linn’s 2006 cash compensation included an annual base salary of $125,000 and a incentive payment of $125,000.  He was granted a unit option award of 20,000 options in December 2006 and a restricted unit award of 15,000 units in January 2007 in recognition of his 2006 performance.  These awards have a combined grant date value of $570,850.  For 2007, his annual base salary was increased to $175,000.  In addition, he is provided with use of a company vehicle.

In January 2007, Penn West Storage, LLC, an indirect wholly-owned subsidiary of Linn Energy, LLC, entered into an agreement to acquire certain assets (the “Field Assets”) of an unaffiliated third party for a purchase price of approximately $3.75 million.  The closing of the transaction is subject to specified closing conditions including certain regulatory approvals.  If the transaction is consummated, then Eric P. Linn will receive approximately $875,000 plus two percent of an 8/8ths overriding royalty on specified hydrocarbon production.  In connection with commencing employment with our company in December 2005, Eric P. Linn assigned his indirect right to acquire the Field Assets for $2.0 million to an unaffiliated third party (the “Assignee”).  As consideration for the assignment, the Assignee has agreed to compensate Eric P. Linn, directly or indirectly, in the amount of 50 percent of any “net profit” from any subsequent sale or transfer by the Assignee of the right to acquire the Field Assets. The Board of Directors has determined that the purchase price consideration to be paid if and when the proposed acquisition is consummated is fair to our company, and resulted from a competitive negotiation process involving our company and other third party bidders.

Piggyback Registration Rights

In connection with the execution of Mr. Linn’s employment agreement, we agreed to provide Mr. Linn with piggyback registration rights with respect to the units to be issued to him pursuant to the unit option and unit grant following the earlier to occur of 18 months after our initial public offering or the date on which Quantum Energy Partners holds less than 50% of the units it owned immediately following our initial public offering.

In connection with the execution of Mr. Rockov’s employment agreement, we agreed to provide Mr. Rockov with piggyback registration rights with respect to the units to be issued to him pursuant to the unit option, unit grant and the restricted unit awards following the earlier to occur of 18 months after our initial public offering or the date on which Quantum Energy Partners holds less than 50% of the units it owned immediately following our initial public offering.

UNITHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Unitholders may propose matters to be presented at unitholders’ meetings and may also recommend persons for nomination or nominate persons to be directors, subject to the formal procedures that have been established.

Proposals for 2008 Annual Meeting

Pursuant to rules promulgated by the SEC, any proposals of unitholders of our company intended to be presented at the Annual Meeting of Unitholders to be held in 2008 and included in our Proxy Statement and form of proxy relating to that meeting, must be received at our principal executive offices, 600 Travis, Suite 7000, Houston, Texas, 77002, no later than January 29, 2008, but no earlier than December 30, 2007. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934.

In addition to the SEC rules described in the preceding paragraph, pursuant to Section 11.13 of our limited liability company agreement, only proposals of business made in accordance with the following procedures are eligible for consideration by our unitholders at an annual meeting of unitholders. Proposals eligible for consideration by our unitholders at an annual meeting of unitholders may be made only (i) by or at the direction of our Board of Directors or (ii) by any holder of units who is entitled to vote at the meeting and who complied with the following notice procedures. For proposals to be properly brought before an annual meeting by a unitholder:

(i)    the unitholder must have given timely notice thereof in writing to our Corporate Secretary,

(ii)   such business must be a proper matter for unitholder action under our limited liability company agreement and the Delaware Act,

(iii)  if the unitholder, or the beneficial owner on whose behalf any such proposal is made, has provided us with a solicitation notice, such unitholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of at least the percentage of outstanding units required under our limited liability company agreement or Delaware law to carry any such proposal, and must have included in such materials the solicitation notice, and

(iv)  if no solicitation notice relating thereto has been timely provided, the unitholder or beneficial owner proposing such business must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice. Our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a proposal of business to be considered at the 2008 Annual Meeting of Unitholders, a unitholder’s notice should be properly submitted to our Corporate Secretary at our principal executive offices, 600 Travis, Suite 7000, Houston, Texas, 77002, no later than January 29, 2008, but not earlier than December 30, 2007.

A unitholder’s notice to our Corporate Secretary must set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such unitholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such unitholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of units required under our limited liability company agreement or Delaware law to carry the proposal.

Nominations for 2008 Annual Meeting and for Any Special Meeting

Pursuant to Section 11.13(b) of our limited liability company agreement, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to our Board of Directors may be made at a meeting of unitholders only (a) by or at the direction of our Board of Directors or (b) by any unitholder of our company: (i) who is entitled to vote at the meeting, (ii) who was a record holder of a sufficient number of units as of the record date for such meeting to elect one or more members to our Board of Directors assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of units (or, in the case where such holder holds a sufficient number of units to elect more than one director, such holder votes its units as efficiently as possible for such candidates and such candidates receive no further votes from holders of outstanding units) and (iii) who complies with the following notice procedures. All nominations, other than those made by or at the direction of our Board of Directors, must be made pursuant to timely notice in writing to our Corporate Secretary. With respect to director elections held at our Annual Meetings, our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a nomination of any person for election to our Board of Directors to be considered at the 2008 Annual Meeting of Unitholders, it must be properly submitted to our Corporate Secretary at our principal executive offices, 600 Travis, Suite 7000, Houston, Texas, 77002, no later than January 29, 2008, but not earlier than December 30, 2007. Our limited liability company also provides that unitholder nominations of persons for election to our Board of Directors may be made at a special meeting of unitholders at which directors are to be elected pursuant to our notice of meeting provided unitholder notice of the nomination is timely. To be timely, a unitholder’s notice must be delivered to our Corporate Secretary not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such meeting.

A unitholder’s notice to our Corporate Secretary must set forth (a) as to each person whom the unitholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such unitholder as they appear on our books and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of units to elect such nominee or nominees.

Recommendation of Director Candidates to the Nominating and Governance Committee

A unitholder or a group of unitholders may recommend potential candidates for consideration by the Nominating and Governance Committee by sending a written request to our Corporate Secretary not earlier than the 150th calendar day and not later than the 90th calendar day before the first anniversary of the mailing of the proxy materials in connection with the preceding year’s annual meeting. Such written request must be sent to our principal executive offices, 600 Travis, Suite 7000, Houston, Texas 77002, Attn: Corporate Secretary. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. Additional information may be requested from time to time by the committee from the nominee or the unitholder or group of unitholders.

SOLICITATION AND MAILING OF PROXIES

The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our representatives in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by our representatives to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our units as of the Record Date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice.

If a unitholder wishes to give such holder’s proxy to someone other than the names appearing in the proxy card, the names appearing in the proxy card must be crossed out and the name of another individual or individuals (not more than three) inserted. The signed card must be presented at the Annual Meeting by the individual or individuals representing such unitholder.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual unitholders are kept private by us. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any unitholder is not disclosed except as necessary to meet legal requirements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov.  You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.linnenergy.com, where we post our SEC filings.

You may request copies of our filings, including any documents incorporated by reference in this Proxy Statement as described below, without charge, by calling our Investor Relations representative at (281) 605-4100 or write to Investor Relations, 600 Travis, Suite 7000 Houston, Texas 77002.

If you would like to request documents from us, please do so at least five business days before the date of the Annual Meeting in order to receive timely delivery of the documents before the Annual Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.

You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your units at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this Proxy Statement.

The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.

OTHER MATTERS FOR 2007 ANNUAL MEETING

As of the date of this Proxy Statement, our Board of Directors knows of no matters to be acted upon at the Annual Meeting other than the proposals included in the accompanying notice and described in this Proxy Statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the Annual Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Charlene A. Ripley

Senior Vice President, General Counsel and

Corporate Secretary

Houston, Texas

April 27, 2007

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A. Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Michael C. Linn	☐	☐	02 - George A. Alcorn	☐	☐	03 - Terrence S. Jacobs	☐	☐

04 - Jeffrey C. Swoveland	☐	☐	05 - Alan L. Smith	☐	☐

2. Appointment of KPMG LLP as independent auditors for the year ending December 31, 2007.	For ☐	Against ☐	Abstain ☐

B. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Linn Energy, LLC

Meeting Details

Hyatt Regency Pittsburgh International Airport
1111 Airport Boulevard
Pittsburgh, PA 15231

Proxy Solicited by Board of Directors for Annual Meeting to be held on June 19, 2007 at 10:00 AM Eastern Standard Time

Michael C. Linn and Kolja Rockov, or any of them, each with the power of substitution, are hereby authorized to represent and vote the units of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Unitholders of Linn Energy, LLC, to be held on June 19, 2007 or at any postponement or adjournment thereof.

Units represented by this proxy will be voted by the Unitholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of Directors and FOR appointment of KPMG LLP as independent auditors for the year ending December 31, 2007.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)